Filed Pursuant to Rule 424b(3)
Registration No. 333-153624
PROSPECTUS

Offer to Exchange
the following series of notes:
U.S.$1,500,000,000 5.375% Notes due 2013
and
U.S.$1,500,000,000 6.125% Notes due 2018
of

ArcelorMittal

Material Terms of the Exchange Offer

•	We are offering to exchange, commencing on October 8, 2008, the U.S.$1,500,000,000 5.375% notes due 2013 and U.S.$1,500,000,000 6.125% notes due 2018 we sold previously in private offerings (the “original notes”) for new registered exchange notes due 2013 and 2018, respectively (the “exchange notes”).

•	The terms of the exchange notes are identical to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes.

•	We will exchange all original notes that are validly tendered and not validly withdrawn.

•	The exchange offer will expire at 5:00 p.m., New York City time, on November 7, 2008 unless we extend it.

•	You may withdraw tenders of original notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	We will pay the expenses of the exchange offer.

•	No dealer-manager is being used in connection with the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

See “Risk Factors” beginning on page 8 of this prospectus for a discussion of certain factors that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2008

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. No person has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making the exchange offer in places where it is not permitted.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

As used in this prospectus, “ArcelorMittal,” “we,” “our,” “us” and “the Company” refer to ArcelorMittal and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

NOTICE TO PROSPECTIVE INVESTORS

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any exchange notes may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any exchange notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets (including, but not limited to, credit institutions, investment firms and other authorized or regulated financial institutions) or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of ArcelorMittal for any such offer; or

(c) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown, in the case of (2) and (3), in its last published annual or consolidated accounts, provided that no such offer of exchange notes shall result in a requirement for the publication by ArcelorMittal of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of exchange notes to the public” in relation to any exchange notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the exchange notes to be offered so as to enable an investor to decide to purchase or subscribe for exchange notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2007 (File No. 333-146371), which, excluding Item 5 and Item 18 thereof, we refer to as our “2007 Form 20-F”; and

•	our reports on Form 6-K dated May 5, 2008 (Exhibit 99.1 only), May 14, 2008 (Exhibits 99.1, 99.2 and 99.3 only), June 9, 2008, June 11, 2008, June 16, 2008, June 30, 2008, July 1, 2008, August 4, 2008, August 7, 2008, August 13, 2008, August 14, 2008, August 20, 2008, September 3, 2008 (three reports), September 17, 2008, September 19, 2008, September 22, 2008 and September 30, 2008.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), before the 45th day following the consummation of the exchange offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the 45th day following the consummation of the exchange offering.

Any statement contained in the 2007 Form 20-F or in the abovementioned Form 6-Ks filed or furnished before the date of this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at our address or telephone number set forth under the caption “Prospectus Summary — Corporate Information.” To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

ENFORCEABILITY OF CIVIL LIABILITIES

ArcelorMittal is organized under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate seat in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus or the documents incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements based on estimates and assumptions. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its acquired subsidiaries. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	ArcelorMittal’s ability to manage its growth;

•	ArcelorMittal’s ability fully to realize anticipated cost savings, revenue enhancements and other benefits from the acquisition by Mittal Steel of Arcelor;

•	Mr. Lakshmi N. Mittal’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Lakshmi N. Mittal, ArcelorMittal’s Chairman and Chief Executive Officer;

•	any downgrade of ArcelorMittal’s credit rating;

•	ArcelorMittal’s ability to operate within the limitations imposed by its financing arrangements;

•	ArcelorMittal’s ability to refinance existing debt and obtain new financing on acceptable terms to finance its growth;

•	mining risks;

•	the risk that non-fulfillment or breach of transitional arrangements may result in the restitution of aid granted to some of ArcelorMittal’s subsidiaries;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	increased cost of wages and the risk of labor disputes;

•	general economic conditions, whether globally, nationally or in the markets in which ArcelorMittal conducts business;

•	the risk of disruption or volatility in the economic, political or social environment in the countries in which ArcelorMittal conducts business;

•	fluctuations in currency exchange rates, commodity prices, energy prices and interest rates;

•	the risk of disruptions to ArcelorMittal’s operations;

•	the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets;

•	damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide limited coverage;

•	the risk of product liability claims adversely affecting ArcelorMittal’s operations;

•	international trade actions or regulations;

•	the risk that U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management;

•	the risk that a downturn in global economic conditions may have an adverse effect on the results of ArcelorMittal;

•	ArcelorMittal’s ability to operate successfully within a cyclical industry;

•	the risk that changes in demand for and supply of steel products in China and other developing economies may result in falling steel prices;

•	the risk of significant supply shortages and increasing costs of raw materials, energy and transportation;

•	increased competition from substitute materials, such as aluminum; and

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety, and those resulting from international agreements and treaties related to trade, accession to the European Union (“EU”) or otherwise.

Some of these factors are discussed in more detail in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein.

PRESENTATION OF FINANCIAL INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references herein to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”) or as Ispat International N.V., and its subsidiaries (which include LNM Holdings N.V. and its subsidiaries and International Steel Group Inc. and its subsidiaries).

All references herein to “Arcelor” refer to Arcelor, a société anonyme incorporated under Luxembourg law, which was acquired by Mittal Steel on August 1, 2006, having its registered office at 19, avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, and, where the context requires, its consolidated subsidiaries. All references herein to “Arcelor Brasil” refer to the former Arcelor Brasil S.A. (the current ArcelorMittal Brasil S.A.), a majority-owned subsidiary of Arcelor. All references herein to “Sicartsa” refer to the operations of ArcelorMittal las Truchas S.A. de C.V. (formerly Siderurgia Lázaro Cárdenas las Truchas S.A. de C.V.) in Mexico, which was acquired by the Company on April 20, 2007. All references herein to “ArcelorMittal Kryviy Rih” refer to the operations of Kryvorizhstal in the Ukraine, which was acquired by the Company on November 25, 2005. “ISG” refers to International Steel Group Inc. and its subsidiaries as it existed prior to its acquisition by Mittal Steel on April 15, 2005. Following the acquisition of ISG by Mittal Steel, ISG’s name was changed to “Mittal Steel USA ISG Inc.,” the operations were merged with Ispat Inland on December 31, 2005 and the name of the surviving entity was changed to Mittal Steel USA Inc. and then to ArcelorMittal USA following Mittal Steel’s acquisition of Arcelor.

Financial Information

The audited consolidated financial statements of ArcelorMittal (of which Mittal Steel is the predecessor) and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2006 and 2007, and the consolidated statements of income, changes in equity and cash flows for each of the years ended December 31, 2005, 2006 and 2007 are contained in our report on Form 6-K dated September 22, 2008 and have been incorporated by reference in this prospectus. The redefinition of the operating responsibilities of all members of the Group Management Board announced on April 21, 2008 resulted in a change in the composition of the reportable segments. ArcelorMittal has prepared the information required by Item 5 of Form 20-F for the three years ended December 31, 2007 and the ArcelorMittal consolidated financial statements for the three years ended December 31, 2007, retrospectively adjusted for the changes in the composition of the reportable segments. ArcelorMittal furnished this information to the SEC in a report of foreign private issuer on Form 6-K dated September 22, 2008. We refer to this report of foreign private issuer on Form 6-K as the “Report of Foreign Private Issuer on Form 6-K dated September 22, 2008”, and to the consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 contained therein as the “ArcelorMittal Consolidated Financial Statements.” The unaudited condensed consolidated financial statements as of and for the six-month periods ended June 30, 2007 and 2008 have been incorporated by reference in this prospectus. The ArcelorMittal consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

v

Our results of operations and financial condition as of and for the years ended December 31, 2006 and 2007, and the comparability between them, have been significantly affected by our August 2006 acquisition of Arcelor. For purposes of comparing our 2006 and 2007 results, we have prepared unaudited pro forma financial information for the year ended December 31, 2006 that present our results of operations as if the acquisition had taken place on January 1, 2006, as described under “Item 5. Operating and Financial Review and Prospects” in the Report of Foreign Private Issuer on Form 6-K dated September 22, 2008.

The financial information and certain other information presented in a number of tables in this prospectus have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus and the documents incorporated by reference herein include industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus and the documents incorporated by reference herein are based primarily on public sources including, but not limited to, publications of the International Iron and Steel Institute. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus and the documents incorporated by reference herein regarding our industry and our position in the industry based on internal surveys, industry forecasts and market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified, and we do not make any representation or warranty as to the accuracy or completeness of such information set forth in this prospectus or incorporated by reference herein.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the documents incorporated by reference, including the risk factors and financial statements.

Overview

ArcelorMittal is the world’s largest and most global steel producer. It results from the combination in 2006 of Mittal Steel and Arcelor, a société anonyme incorporated under Luxembourg law, which was acquired by Mittal Steel on August 1, 2006, at the time respectively the world’s largest and second largest steel companies by production volume.

ArcelorMittal produces a broad range of high-quality finished, semi-finished carbon steel products and stainless steel products. Specifically, ArcelorMittal produces flat products, including sheet and plate, long products, including bars, rods and structural shapes, and stainless steel products. ArcelorMittal sells its products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 170 countries, including the automotive, appliance, engineering, construction and machinery industries.

ArcelorMittal is the largest steel producer in the Americas, Africa, and Europe and the second largest producer in the Commonwealth of Independent States (the “CIS”), and it has a growing presence in Asia, particularly in China. ArcelorMittal has steelmaking operations in 20 countries on four continents, including 65 integrated, mini-mill and integrated mini-mill steelmaking facilities. As of June 30, 2008, ArcelorMittal had approximately 322,000 employees.

ArcelorMittal operates its business in six reportable operating segments: Flat Carbon Americas; Flat Carbon Europe; Long Carbon Americas and Europe; Asia, Africa and CIS; Stainless Steel; and ArcelorMittal Steel Solutions and Services (trading and distribution). ArcelorMittal’s steelmaking operations have a high degree of geographic diversification. Approximately 35% of its steel is produced in the Americas, approximately 46% is produced in Europe and approximately 19% is produced in other countries, such as Kazakhstan, Algeria, Morocco and South Africa. In addition, ArcelorMittal’s sales are spread over both developed and developing markets, which have different consumption characteristics.

ArcelorMittal had sales of approximately U.S.$67.6 billion for the six months ended June 30, 2008 and approximately U.S.$105.2 billion for the year ended December 31, 2007. ArcelorMittal had steel shipments of approximately 59.0 million tonnes and crude steel production of approximately 60 tonnes in the first six months of 2008 and approximately 109.7 million tonnes of steel shipments and approximately 116.4 million tonnes of crude steel production in 2007. “Tonnes” are metric tonnes and are used in measurements involving iron ore, iron ore pellets, direct reduced iron, hot metal, coke, coal, pig iron and scrap. A metric tonne is equal to 1,000 kilograms or 2,204.62 pounds. ArcelorMittal’s net income attributable to equity holders of the parent for the six months ended June 30, 2008 was U.S.$8.2 billion or U.S.$5.87 per share and, for the year ended December 31, 2007, was U.S.$10.4 billion, or U.S.$7.41 per share. As of June 30, 2008, ArcelorMittal had equity of U.S.$67.1 billion, total debt of U.S.$38.2 billion and cash and cash equivalents, including short-term investments and restricted cash, of U.S.$7.5 billion.

ArcelorMittal’s shares are listed and traded on the New York Stock Exchange, or NYSE (symbol “MT”), are admitted to trading on the Luxembourg Stock Exchange’s regulated market and listed on the Official List of the Luxembourg Stock Exchange (symbol “MTL”), and are admitted to listing and trading on Euronext Amsterdam by NYSE Euronext (symbol “MT”), Euronext Brussels by NYSE Euronext (symbol “MTBL”), Euronext Paris by NYSE Euronext (symbol “MTP”) and the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (symbol “MTS”).

Strategy

ArcelorMittal’s success has been built on a consistent strategy that emphasizes size and scale, vertical integration, product diversity, continuous growth in higher value products and a strong customer focus. We intend to continue to play a leading role in the consolidation of the global steel industry and to be the global leader in this industry, in particular through the following:

Three-dimensional strategy for sustainability and growth.  ArcelorMittal has unique geographical and product diversification coupled with upstream and downstream integration, which reduces exposure to risk and cyclicality. This strategy can be broken down into its three major elements:

Geography:  ArcelorMittal is the largest producer of steel in Europe, North and South America and Africa and the second largest steel producer in the CIS region, with a growing presence in Asia, particularly in China. ArcelorMittal has steel-making operations in 20 countries on four continents, including 65 integrated, mini-mill and integrated mini-mill steel-making facilities. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. ArcelorMittal is able to improve management and spread its risk by operating in six segments based on its geographical and product diversity.

Worldwide steel demand is driven by growth in developing economies, in particular in the BRICET countries (Brazil, Russia, India, China, Eastern Europe and Turkey). Our expansion strategy over recent years has given us a leading position in Africa, Central and Eastern Europe, South America and Central Asia. We are also building our presence in China and India. As these economies develop, local customers will require increasingly advanced steel products as market needs change.

Products:  A global steel producer must be able to meet the needs of different markets. Steel consumption and product requirements clearly differ between mature economy markets and developing economy markets. Steel consumption in mature economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, we plan to maintain a high degree of product diversification. We also plan to seek opportunities to increase the proportion of our product mix consisting of higher value added products. We produce a broad range of high-quality finished, semi-finished carbon steel products and stainless steel products. With this highly diversified product portfolio, we are in a unique position to reduce exposure to volatile earnings.

Value Chain:  ArcelorMittal plans to continue to develop its upstream and downstream integration. We intend to increase selectively our access to and ownership of low-cost raw material supplies, particularly in locations adjacent to or accessible from our steel plant operations. ArcelorMittal has access to high-quality and low cost raw material through its captive sources and long-term contracts.

Downstream integration is a key element of our strategy to build a global customer franchise. In high-value products, downstream integration allows steel companies to be closer to the customer and capture a greater share of value-added activities. As our key customers globalize, we intend to invest in value-added downstream operations, such as steel service centers and building and construction support unit services for the construction industry. In addition, we intend to continue to develop our distribution network in selected geographic regions. We believe that these downstream and distribution activities should allow us to benefit from better market intelligence and to better manage inventories in the supply chain to reduce volatility and improve working capital management. Furthermore, we will continue to expand our production of value-added products in developing markets, leveraging off our experience in developed markets.

Growth Plan:  ArcelorMittal has initiated a strategic plan designed for growth by increasing shipments to 130 million tonnes by 2012, a 20% increase over 2006 levels (including the output of Sicartsa for that year). This plan is based on projected world steel production growth of 3-5% per year, translating into an increase of 20-30% over the period. ArcelorMittal has based its growth plan on the low end of this projected world market growth in order to support a healthy global supply/demand situation. Should global demand grow at more than 3% per annum, we will adjust our growth target to meet demand.

M&A/Greenfield growth:  Mergers and acquisitions are a key pillar of our strategy to which we bring unique experience, particularly in terms of integration. While such mergers and acquisitions do not create new capacity on an industry-wide basis, they improve consolidation and offer synergies. ArcelorMittal has continued its predecessor companies’ policy of making strategic and substantial acquisitions and investments, with numerous transactions announced in 2007, and acquisitions and investments for a total value of U.S.$12.3 billion (including cash purchase price, assumed debt and shares issued at fair market value) completed in 2007.

Recent Developments

For a description of certain recent developments relating to ArcelorMittal, see “Recent Developments” in this prospectus.

Corporate Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated under the laws of Luxembourg on September 24, 2001. ArcelorMittal is registered at the Registre de Commerce et des Sociétés, Luxembourg under number B 82.454. The mailing address and telephone number of ArcelorMittal’s registered office are: ArcelorMittal, 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, +352 4792-2414.

Summary of the Exchange Offer

Background	On May 27, 2008, we completed the private offering of U.S.$1,500,000,000 aggregate principal amount of our notes due 2013 and U.S.$1,500,000,000 aggregate principal amount of our notes due 2018. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to complete this exchange offer. Under the terms of the exchange offer, you are entitled to exchange the original notes for exchange notes evidencing the same indebtedness and with substantially similar terms. The exchange offer is intended to satisfy our obligations under the registration rights agreement. If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the original notes. You should read the discussion under the heading “Description of Exchange Notes” for further information regarding the exchange notes.

The exchange offer	We are offering to exchange up to U.S.$1,500,000,000 of our exchange notes due 2013 that have been registered under the Securities Act for up to U.S.$1,500,000,000 of our notes due 2013 that were issued on May 27, 2008; and up to U.S.$1,500,000,000 of our exchange notes due 2018 that have been registered under the Securities Act for up to U.S.$1,500,000,000 of our notes due 2018 that were issued on May 27, 2008.

To participate in the exchange offer, you must follow the automatic tender offer program, or “ATOP,” procedures established by The Depository Trust Company, or “DTC,” for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal.

For more details, please read “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Procedures for Tendering.” Any holder electing to have original notes exchanged pursuant to this exchange offer must properly tender his or her original notes prior to the close of business on the expiration date. All original notes validly tendered and not properly withdrawn will be accepted for exchange. Original notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Resales of exchange notes	We believe that the exchange notes may be offered for resale, resold or otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you acquire the exchange notes in the ordinary course of business; and

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

If any of the foregoing is not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act and without an exemption of your exchange notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

If you are a broker-dealer and receive exchange notes for your own account in exchange for original notes that were acquired as a result of market - making activities or other trading activities, you must represent to us that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Consequences of failure to exchange	If we complete the exchange offer and you do not participate in it, then:

• your original notes will continue to be subject to the existing restrictions upon their transfer;

• we will have no further obligation to provide for the registration under the Securities Act of those original notes except under certain limited circumstances; and

• the liquidity of the market for your original notes could be adversely affected.

Expiration date	This exchange offer will remain open for at least 20 full business days (as defined by Exchange Act Rule 14d-1(g)(3)) and will expire at 5:00 p.m., New York City time, on November 7, 2008, or such later date and time to which we extend it (the “expiration date”).

Withdrawal of tenders	You may withdraw your tender of original notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Please read “The Exchange Offer — Terms of the Exchange Offer — Withdrawal of Tenders.”

Conditions	The exchange offer is subject to certain customary conditions. See “The Exchange Offer — Terms of the Exchange Offer — Conditions of the Exchange Offer.”

Certain income tax considerations	This exchange of the original notes will not be a taxable exchange for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange agent	HSBC Bank USA, National Association is serving as exchange agent in connection with the exchange offer.

Information agent	D.F. King & Co., Inc. is serving as information agent in connection with the exchange offer.

Summary of the Exchange Notes

The exchange notes have the same financial terms and covenants as the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of Exchange Notes.”

Issuer	ArcelorMittal

Notes offered	• U.S.$1,500,000,000 in principal amount of 5.375% notes due 2013 (the “2013 exchange notes”)

• U.S.$1,500,000,000 in principal amount of 6.125% notes due 2018 (the “2018 exchange notes,” and together with the 2013 exchange notes, the “exchange notes” or “notes”)

Maturity	• 2013 exchange notes: June 1, 2013

• 2018 exchange notes: June 1, 2018

Interest rate	• The 2013 exchange notes will bear interest at the rate of 5.375% per annum, based upon a 360-day year consisting of twelve 30-day months.

• The 2018 exchange notes will bear interest at the rate of 6.125% per annum, based upon a 360-day year consisting of twelve 30-day months.

Interest payment dates	Interest on the 2013 exchange notes will be payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2008.

Interest on the 2018 exchange notes will be payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2008.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our existing and future secured indebtedness and to all existing and future indebtedness of our subsidiaries with respect to the assets of those subsidiaries. The notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future. As of June 30, 2008, our total consolidated debt was approximately U.S.$38.2 billion, including U.S.$28.4 billion issued by our subsidiaries and guaranteed by us.

Additional Amounts	In the event that any withholding or deduction is required by the laws of a Relevant Jurisdiction, we will pay additional amounts so that the amount you receive after the withholding tax of a Relevant Jurisdiction will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions as described under “Description of Exchange Notes — Additional Amounts” in this prospectus.

Covenants	The indenture relating to the notes contains restrictions on our ability to pledge assets and merge or transfer assets. For a more complete description see “Description of Exchange Notes” in this prospectus.

Redemption Events	We may redeem the notes, of any series, in whole or in part from time to time, at our option, on at least 30 days’ but no more than 60 days’ prior written notice given to the registered holders of such series of notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, in the case of the 2013 exchange notes, or 40 basis points, in the case of the 2018 exchange notes, in each case plus accrued and unpaid interest thereon to the redemption date. See “Description of Exchange Notes — Redemption, Exchange and Purchase — Redemption at the Option of the Company.”

If, due to changes in tax treatment in a Relevant Jurisdiction occurring after May 27, 2008 (or after the date of succession), we would be required to pay additional amounts as described under “Description of Exchange Notes — Additional Amounts,” we may redeem the notes in whole but not in part upon giving not less than 30 days’ nor more than 60 days’ notice to the holders at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed by the Issuer for redemption.

Offer to Purchase Upon a Change of Control	Upon the occurrence of certain change of control events, we may be required to make an offer to purchase all or a portion of each holder’s notes pursuant to a Change of Control Offer, at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Exchange Notes — Redemption, Exchange and Purchase — Offer to Purchase Upon a Change of Control.”

Further issuances	ArcelorMittal reserves the right, without the consent of the holders of the notes, to create and issue additional notes ranking equally with any series of the notes in all respects, so that such additional notes will be consolidated and form a single series with the relevant series of notes; provided that such additional notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Listing	The notes will not be listed.

Trustee, registrar, principal paying agent, transfer agent and exchange agent	HSBC Bank USA, National Association.

Rating	The notes have been assigned a rating of “Baa2” by Moody’s Investor Services, Inc. (“Moody’s”), “BBB+” by Standard & Poor’s Ratings Services (“Standard & Poor’s”) and “BBB+” by Fitch Inc. (“Fitch”). Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Governing law	The indenture, the notes and the registration rights agreement will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to participate in the exchange offer.

Global Note Codes	2013 exchange notes	2018 exchange notes

	CUSIP: 03938LAC8	CUSIP: 03938LAF1
	ISIN: US03938LAC81	ISIN: US03938LAF13

RISK FACTORS

You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before deciding to participate in the exchange offer.

Risks related to ArcelorMittal.

ArcelorMittal results from a recent merger of two companies and has continued to grow through acquisitions subsequently and expects to continue to do so. The failure to manage the company’s recent and expected future growth could significantly harm ArcelorMittal’s future results and require significant expenditures to address the additional operational and control requirements of this growth.

ArcelorMittal results from Mittal Steel Company N.V.’s acquisition of Arcelor, a company of approximately equivalent size, in August 2006 and the subsequent merger of the two companies in 2007. The combined company has continued, as did its predecessor companies, to make numerous and substantial acquisitions, with numerous transactions announced in 2007 and the first half of 2008, and acquisitions and investments for a total value of U.S.$12.3 billion (including cash purchase price, assumed net debt and shares issued at fair market value) completed in 2007. ArcelorMittal’s growth strategy includes the acquisitions of complementary companies. Such growth entails significant investment and increased operating costs. Overall growth in ArcelorMittal’s business also requires greater allocation of management resources away from daily operations. In addition, managing this growth (including managing multiple operating assets) requires, among other things, the continued development of ArcelorMittal’s financial and management information control systems, the ability to integrate newly acquired assets with existing operations, the ability to attract and retain sufficient numbers of qualified management and other personnel, the continued training and supervision of such personnel and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to manage such growth, while at the same time maintaining adequate focus on the existing assets of ArcelorMittal, could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

The former Mittal Steel and Arcelor may not successfully integrate their business operations to the fullest extent, which could result in ArcelorMittal’s failure to realize anticipated cost savings, revenue enhancements and other benefits expected from the acquisition.

Since the acquisition by Mittal Steel of Arcelor, the combined company has reached significant milestones in its operational integration process, having consolidated support functions, optimized its supply chain and procurement structure, and leveraged research and development services across a larger base, thereby achieving cost savings and revenue synergies, as well as other synergistic benefits. As of December 31, 2007, ArcelorMittal had realized U.S.$1.4 billion in synergies from the merger, as compared to the expected U.S.$1.6 billion in synergies to be achieved by the end of 2008 announced by Mittal Steel at the time of its acquisition of Arcelor. While the integration process has so far proceeded smoothly, further integration steps may not be achieved to the fullest extent or within the timeframe expected, which could have a material adverse effect on ArcelorMittal’s results of operations.

In particular, ArcelorMittal is continuing to integrate manufacturing best practices and to standardize management information systems across the ArcelorMittal group. The integration of these functions could interfere with the activities of one or more of the businesses of ArcelorMittal and may divert management’s attention from the daily operations of ArcelorMittal’s core businesses. If the combined company is unable to continue to integrate effectively its operations, technologies and personnel in a timely and efficient manner, then it may not fully realize the benefits expected from the acquisition. In particular, if the continued integration is not successful, ArcelorMittal’s operating results may be harmed, it may lose key personnel and key customers, it may not be able to retain or expand its market position, and the market price of its shares may decline.

Mr. Lakshmi N. Mittal has the ability to exercise significant influence over the outcome of shareholder voting.

As of December 31, 2007, Mr. Lakshmi N. Mittal owned 623,285,000 of ArcelorMittal’s outstanding common shares, representing approximately 44% of ArcelorMittal’s outstanding voting shares. Consequently, Mr. Lakshmi

N. Mittal has the ability to influence significantly the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. Mr. Lakshmi N. Mittal also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman and Chief Executive Officer of ArcelorMittal could have a material adverse effect on its business and prospects.

The Chairman and Chief Executive Officer of ArcelorMittal has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman and Chief Executive Officer could have a material adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key man life insurance on its Chairman and Chief Executive Officer.

ArcelorMittal has a substantial amount of indebtedness. Credit rating downgrades, which could result from, among other things, substantial debt-financed acquisitions or cyclical downturns in the steel industry, could significantly harm ArcelorMittal’s refinancing capacity and increase its cost of funding. ArcelorMittal’s level of indebtedness, including the consequential high financing costs and restrictive covenants, could also limit its flexibility in managing its business.

As of June 30, 2008, ArcelorMittal had total debt outstanding of U.S.$38.2 billion, consisting of U.S.$10.3 billion of short-term indebtedness (including payables to banks and the current portion of long-tem debt) and U.S.$27.9 billion of long-term indebtedness. As of June 30, 2008, ArcelorMittal had U.S.$7.5 billion of cash and cash equivalents, including short-term investments and restricted cash, and, for the six months ended June 30, 2008, ArcelorMittal recorded operating income of U.S.$10.2 billion.

Some of Mittal Steel’s credit ratings were put on ratings watch for possible downgrades following its acquisition of Arcelor in 2006. In late 2007 and early 2008, however, Standard & Poor’s Ratings Services raised its long-term corporate credit rating for ArcelorMittal to “BBB+” from “BBB” with a stable outlook, Fitch Ratings affirmed its rating of ArcelorMittal at “BBB” and Moody’s Investors Service upgraded its rating of ArcelorMittal from Baa3 to Baa2. On September 16, 2008, Fitch Ratings upgraded the Company’s “long-term Issuer Default” (LT IDR) and senior unsecured ratings to “BBB+” from “BBB” and affirmed the “Company’s short-term Issuer Default” rating at “F2”, with the outlook on the LT IDR now Stable.

Future downgrades resulting from factors specific to ArcelorMittal could be experienced. Credit rating downgrades could also result from a cyclical downturn in the steel industry, as ArcelorMittal has experienced in the past. Any decline in its credit rating would increase ArcelorMittal’s cost of borrowing and could significantly harm its financial condition, results of operations and profitability, including its ability to refinance its existing indebtedness.

ArcelorMittal’s principal financing facilities (that is, the U.S.$3.2 billion term and revolving credit facility, which was amended on February 6, 2007 (the “2005 Credit Facility”), the U.S.$800 million committed multi-currency letter of credit facility (the “Letter of Credit Facility”), the €17 billion (approximately U.S.$22 billion) term and revolving credit facility entered into on November 30, 2006 (the “€17 Billion Facility”) and the U.S.$4 billion revolving credit facility entered into on May 13, 2008 (the “U.S.$4 billion Facility”)), contain provisions that limit encumbrances on the assets of ArcelorMittal and its subsidiaries and limit the ability of ArcelorMittal’s subsidiaries to incur debt. The Letter of Credit Facility requires compliance with a minimum interest coverage ratio. The 2005 Credit Facility, the €17 Billion Facility and the U.S.$4 Billion Facility require compliance with a maximum gearing ratio. Limitations arising from these credit facilities could adversely affect ArcelorMittal’s ability to maintain its dividend policy and make additional strategic acquisitions.

The level of debt outstanding could have adverse consequences to ArcelorMittal, including impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions.

ArcelorMittal’s debt facilities and its guarantees have provisions whereby a default by any borrower within the ArcelorMittal group could, under certain circumstances, lead to defaults under other ArcelorMittal credit facilities. Any possible invocation of these cross-default clauses could cause some or all of the other guaranteed debt to accelerate, creating severe liquidity pressures.

Furthermore, most of ArcelorMittal’s current borrowings are at variable rates of interest and thereby expose ArcelorMittal to interest rate risk. Generally, ArcelorMittal does not use financial instruments to hedge a significant portion of its interest rate exposure. If interest rates rise, ArcelorMittal’s debt service obligations on its variable rate indebtedness would increase even if the amount borrowed remained the same, resulting in higher interest costs.

A substantial portion of ArcelorMittal’s debt is denominated in euro. Accordingly, ArcelorMittal is exposed to fluctuations in the exchange rates between the U.S. dollar and the euro. Any such fluctuations in the euro and, in particular, a further marked appreciation of the euro to the U.S. dollar would mechanically increase ArcelorMittal’s indebtedness.

Because ArcelorMittal is a holding company, it depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future needs.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, and pay any cash dividends or distributions on its common shares. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends.

Under the laws of Luxembourg, the combined company will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

The significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements.

In connection with the acquisition of some of its operating subsidiaries, ArcelorMittal has made significant capital expenditure commitments and other commitments with various governmental bodies involving expenditures required to be made over the next few years. In the first half of 2008, capital expenditures amounted to U.S.$2.3 billion, and U.S.$5.4 billion in 2007. As of December 31, 2007, ArcelorMittal and its subsidiaries had capital commitments outstanding of approximately U.S.$1.9 billion under privatization and other major contracts. ArcelorMittal expects to fund these capital expenditure commitments and other commitments primarily through internal sources, but ArcelorMittal cannot assure you that it will be able to generate or obtain sufficient funds to meet these requirements or to complete these projects on a timely basis or at all. In addition, completion of these projects may be affected by factors that are beyond the control of ArcelorMittal. See “Item 5F — Operating and Financial Review and Prospects — Tabular Disclosure of Contractual Obligations” and Note 22 to the ArcelorMittal Consolidated Financial Statements in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008.

ArcelorMittal has also made commitments relating to employees at some of its operating subsidiaries. It has agreed, in connection with the acquisition of interests in these subsidiaries, including the acquisition of Arcelor, that it will not make collective dismissals for certain periods. These periods generally extend several years following the date of acquisition. The inability to make such dismissals may affect ArcelorMittal’s ability to coordinate its workforce and efficiently manage its business in response to changing market conditions in the areas affected.

ArcelorMittal may not be able to remain in compliance with some or all of these requirements in the future. Failure to remain in compliance may result in forfeiture of part of ArcelorMittal’s investment and/or the loss of tax and regulatory benefits.

ArcelorMittal’s mining operations are subject to mining risks.

ArcelorMittal has substantial mining operations and has recently increased their scope and intends to continue to do so. Mining operations are subject to hazards and risks normally associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling; and

•	blasting and removing, and processing material from, an underground mine.

ArcelorMittal is at risk of experiencing any or all of these hazards. For example, in September 2006, a methane gas explosion at ArcelorMittal’s Lenina mine in Kazakhstan resulted in 41 fatalities, and a production shutdown of two days to fully investigate the incident and in January 2008, a methane gas explosion at ArcelorMittal’s Abaiskaya mine in Kazakhstan resulted in 30 fatalities. A new face has been put into operations in June 2009 and normal operations at Abayskaya have been restored. On June 2, 2008 an accident caused by natural disaster took place at Tentekskaya Mine in Kazakhstan and took the lives of five miners. The mining face had to be closed and operations at a new face will commence in October 2008. The occurrence of any of these hazards could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance.

Some of ArcelorMittal’s subsidiaries benefited from state aid granted prior to, or in connection with, their respective privatizations, the granting of which is subject to transitional arrangements under the respective treaties concerning the accession of these countries to the European Union. Non-fulfillment or breach of the transitional arrangements and related rules may result in the recovery of aid granted pursuant to the transitional arrangements.

ArcelorMittal has acquired formerly state-owned companies in the Czech Republic, Poland and Romania, some of which benefited from state aid granted prior to, or in connection with, their respective privatization and restructuring. Moreover, the restructuring of the steel industries in each of the Czech Republic, Poland and Romania is subject to transitional arrangements and related rules that determine the legality of restructuring aid. The transitional arrangements form part of the respective treaties concerning the accession of the Czech Republic, Poland and Romania to the European Union. See “Item 4B — Information on the Company — Business Overview — Government Regulations — State Aid” in our 2007 Form 20-F. Non-fulfillment or breach of the transitional arrangements and related rules may nullify the effect of the transitional arrangements and may result in the recovery of aid granted pursuant to the transitional arrangements that have been breached.

Under-funding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries, and the possible need to make substantial cash contributions to pension plans or to pay for healthcare, which may increase in the future, may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, and the United States provide defined benefit pension plans to their employees. Some of these plans are currently under-funded. At December 31, 2007, the value of ArcelorMittal USA’s pension plan assets was U.S.$2,627 million, while the projected benefit obligation was U.S.$3,078 million, resulting in a deficit of U.S.$451 million. At December 31, 2007, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was U.S.$2,707 million, while the projected benefit obligation was U.S.$3,034 million, resulting in a deficit of U.S.$327 million. At December 31, 2007, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was U.S.$623 million, while the projected benefit obligation was U.S.$2,486 million, resulting in a deficit of U.S.$1,863 million. ArcelorMittal USA also had an under-funded post-employment benefit obligation of U.S.$1,181 million relating to life insurance and medical benefits as of December 31, 2007. ArcelorMittal’s Canadian subsidiaries also had an under-funded post-employment benefit obligation of U.S.$983 million relating to life insurance and medical benefits as of December 31, 2007. ArcelorMittal’s European subsidiaries also had an under-funded post-employment benefit obligation of U.S.$507 million relating to life insurance and medical benefits as of December 31, 2007. See Note 18 to the ArcelorMittal Consolidated Financial Statements in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008.

ArcelorMittal’s funding obligations depend upon future asset performance, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation.

Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than currently estimated amounts. These funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that could disrupt its operations and its relationships with its customers.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, the negotiations leading to new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons. ArcelorMittal has experienced strikes and work stoppages at various facilities in recent years. Any such breakdown leading to work stoppage and disruption of operations could have an adverse effect on the operations and financial results of ArcelorMittal.

ArcelorMittal is subject to economic risks and uncertainties in the countries in which it operates or proposes to operate. Any deterioration or disruption of the economic environment in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

In recent years, many of the countries in which ArcelorMittal operates, or proposes to operate, have experienced economic growth and improved economic stability. For example, Eastern European countries, such as Poland, the Czech Republic and Romania, have initiated free-market economic reforms in connection with or in anticipation of their accession to the European Union. Others, such as Algeria, Argentina and South Africa, have attempted to reinforce political stability and improve economic performance after recent periods of political instability. Ukraine and Kazakhstan have implemented free-market economic reforms. ArcelorMittal’s business strategy was developed partly on the assumption that such economic growth and the modernization, restructuring and upgrading of the physical infrastructure in the developing countries in which it invested will continue, thus creating increased demand for ArcelorMittal’s steel products and maintaining a stable level of steel prices both in these countries and in other key product markets. While the demand in these countries for steel and steel products has gradually increased, this trend will not necessarily continue. In addition, the legal systems in some of the countries in which ArcelorMittal operates remain underdeveloped, particularly with respect to bankruptcy proceedings, and the prospect of widespread bankruptcy, mass unemployment and the deterioration of various sectors of these economies still exists. Reform policies may not continue to be implemented and, if implemented, may not be successful. In addition, these countries may not remain receptive to foreign trade and investment. Any slowdown in the development of these economies or any reduction in the investment budgets of governmental agencies and companies responsible for the modernization of such physical infrastructure could also have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal is subject to political, social and legal uncertainties in some of the developing countries in which it operates or proposes to operate. Any disruption or volatility in the political or social environment in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a number of developing countries. Some of the countries in which it currently operates, such as Romania and the Ukraine, have been undergoing substantial political transformations from centrally controlled command economies to pluralist market-oriented democracies. Political and economic reforms necessary to complete such transformation may not continue. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict, as in Algeria, Bosnia and Herzegovina, China, India, Liberia, Russia, South Africa, Turkey and Venezuela. The political systems in these and other developing countries may be vulnerable to the populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments.

A current example of these risks is the situation in Kazakhstan, where the government has placed into question certain development deals negotiated in the early years of the country’s independence. Following the Abaiskaya mine accident in Kazakhstan, the second mine accident at ArcelorMittal Temirtau in two years, the government of Kazakhstan has threatened to remove ArcelorMittal Temirtau’s operating license. In addition, tax claims (amounting to U.S.$2.5 billion including administrative charges) have been brought against ArcelorMittal Temirtau, despite ArcelorMittal Temirtau’s tax obligations being capped under the privatization agreements under which it was acquired from the government of Kazakhstan. The revocation of the operating license of ArcelorMittal Temirtau could disrupt ArcelorMittal’s operations and final assessment of tax payments in the amounts claimed would have a material adverse effect on ArcelorMittal’s results of operations.

ArcelorMittal may experience currency fluctuations and become subject to exchange controls that could adversely affect its business, financial condition, results of operations or prospects.

ArcelorMittal operates and sells products in a number of countries, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. Major changes in exchange rates, particularly changes in the value of the U.S. dollar against the currencies of the countries in which ArcelorMittal operates, could have an adverse effect on its business, financial condition, results of operations or prospects.

Some operations involving the South African rand, Kazakh tenge, Brazilian real, Argentine peso, Algerian dinar and Ukrainian hryvnia are subject to limitations imposed by their respective central banks. The imposition of exchange controls or other similar restrictions on currency convertibility in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect ArcelorMittal’s operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could significantly damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. In particular, a new plant planned in Mozambique is in a natural flood zone. In addition, ArcelorMittal Lázaro Cárdenas’s production facilities are located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Temirtau is located in the Karaganda region of the Republic of Kazakhstan, both of which are areas that have historically experienced earthquakes of varying magnitude. Extensive damage to these facilities, or any other major production complexes, whether as a result of a flood, earthquake, hurricanes, tsunami or other natural disaster, could, to the extent that lost production as a result of such a disaster could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment in amounts believed to be consistent with industry practices but it may not be fully insured against some business risks. The ArcelorMittal insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under these policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. Each of the operating subsidiaries of ArcelorMittal also maintains various other types of insurance, such as workmen’s compensation insurance and marine insurance. Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an accident that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could adversely affect ArcelorMittal’s operations.

ArcelorMittal sells products to major manufacturers who are engaged to sell a wide range of end products. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications. If ArcelorMittal were to sell steel that is inconsistent with the specifications of the order or the requirements of the application, significant disruptions to the customer’s production lines could result. There could also be significant consequential damages resulting from the use of such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to products sold could leave ArcelorMittal uninsured against a portion or all of the award and, as a result, materially harm its financial condition and future operating results.

International trade actions or regulations and trade-related legal proceedings could reduce or eliminate ArcelorMittal’s access to steel markets.

ArcelorMittal has international operations and makes sales throughout the world, and, therefore, its businesses have significant exposure to the effects of trade actions and barriers. Various countries, including the United States and Canada, have in the past instituted, or are currently contemplating the institution of, trade actions and barriers.

ArcelorMittal cannot predict the timing and nature of similar or other trade actions by the United States, Canada or any other country. Because of the international nature of ArcelorMittal’s operations, it may be affected by any trade actions or restrictions introduced by any country in which it sells, or has the potential to sell, its products.

Any such trade actions could materially and adversely affect ArcelorMittal’s business by reducing or eliminating ArcelorMittal’s access to steel markets.

In addition to the more general trade barriers described above, if ArcelorMittal were party to a regulatory or trade-related legal proceeding that was decided adversely to it, its business, financial condition, results of operations or prospects could be adversely affected.

See “Item 4B — Information on the Company — Business Overview — Government Regulations” in our 2007 Form 20-F.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See Note 19 to the ArcelorMittal Consolidated Financial Statements in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability could be reduced.

At December 31, 2007, ArcelorMittal had U.S.$1,629 million recorded as deferred tax assets on its balance sheet. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2007, the amount of future income required to recover ArcelorMittal’s deferred tax assets was approximately U.S.$5,072 million at certain operating subsidiaries. For each of the years ended December 31, 2006 and 2007, these operating subsidiaries generated approximately 43% and 29%, respectively, of ArcelorMittal’s consolidated income before tax of U.S.$7,228 million and U.S.$14,888 million respectively.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced. See “Item 5A — Operating and Financial Review and Prospects — Operating Results — Year Ended December 31, 2007 Compared to Year Ended December 31, 2006 — Income Tax” in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is organized under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate seat in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus and the documents incorporated by reference herein.

ArcelorMittal’s inability to successfully centralize various corporate and management functions could adversely affect its productivity and profitability.

ArcelorMittal is centralizing various corporate and management functions at its corporate headquarters in Luxembourg. These functions include the central sale of raw materials, purchase and sale of finished products, research and development functions as well as other functions. The process of centralizing these functions and of making changes to the Company’s existing operational business model may have various efficiency, organizational, operational and tax consequences. If ArcelorMittal is not able to centralize its functions successfully, this could adversely affect its productivity and profitability.

ArcelorMittal may not be able to realize the full book value of its assets held for sale.

ArcelorMittal has assets held for sale. If ArcelorMittal cannot sell them at their full book value, this would negatively affect its cash flow and consequently could affect its financial results.

Risks related to the steel industry.

A downturn in global economic conditions may have a material adverse effect on the results of ArcelorMittal.

ArcelorMittal’s activities and results are affected by international, national and regional economic conditions. In 2007, growing fears of an economic downturn affected consumer confidence and reduced the intensity of demand for steel products. If macroeconomic conditions worsen, the performance of steel producers could be affected. In particular, fears of a recession in the United States, sparked by uncertainty in the credit markets, have grown, as have concerns as to the effect a U.S. recession would have in Europe and elsewhere. Despite ArcelorMittal’s size and global breadth, regional declines in consumption caused by a recession in one or more major markets may have a material adverse effect on demand for its products and hence on its results.

ArcelorMittal is susceptible to the cyclicality of the steel industry, making ArcelorMittal’s results of operations unpredictable.

The steel industry has historically been highly cyclical and is affected significantly by general economic conditions and other factors such as worldwide production capacity, fluctuations in steel imports/exports and tariffs. Steel prices are also sensitive to trends in cyclical industries, such as automotive, construction, appliance, machinery, equipment and transportation industries, which are the significant markets for ArcelorMittal’s products. Steel markets have been experiencing larger and more pronounced cyclical fluctuations, driven recently by the substantial increase in steel production and consumption in China. This trend, combined with the rising costs of key inputs, mainly metallics, energy, transportation and logistics, presents an increasing challenge for steel producers.

The volatility and the length and nature of business cycles affecting the steel industry have historically been unpredictable, and the recurrence of another major downturn in the industry would negatively impact ArcelorMittal’s results of operations and profitability.

See “Item 5 — Operating and Financial Review and Prospects — Overview — Key Factors Affecting Results of Operations” and “— Consolidation in the Steel Industry” in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008.

Rapidly growing supply of steel products in China and other developing economies, which may increase faster than increases in demand, may result in additional excess worldwide capacity and falling steel prices.

Over the last several years, steel consumption in China and other developing economies such as India has increased rapidly. Steel companies have responded by developing steel production capabilities in these countries. Steel production, especially in China, has been expanding significantly and China is now the largest worldwide steel producer by a significant margin. In 2006, China became a net exporter of steel, exerting downward pressure on steel prices in the European and American markets in that year. Chinese steel exports slowed in 2007 due to, among other things, rising input prices, Chinese government policies, growing internal demand and slowing worldwide economic growth. In the future, any significant excess Chinese capacity could have a major impact on world steel trade and prices if this excess production is exported to other markets.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies conduct business are highly competitive. Competition could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing, any one of which could have a material adverse effect on its business, financial condition, results of operations or prospects. The global steel industry has historically suffered from substantial over-capacity. This has led to substantial price decreases during periods of economic weakness that have not been offset by commensurate price increases during periods of economic strength. Excess capacity in some of the products sold by ArcelorMittal will intensify price competition for such products. This could require ArcelorMittal to reduce the price for its products and, as a result, may have a material adverse effect on its business, financial condition, results of operations or prospects.

ArcelorMittal may encounter increases in the cost and shortages in the supply of raw materials, energy and transportation.

Steel production requires substantial amounts of raw materials and energy, including iron ore, coking coal, zinc, scrap, electricity, natural gas, coal and coke. Currently, there is a worldwide shortage of coke and coal, mainly as a result of the rapid growth in the demand for steel globally. In recent years, and particularly in 2006 and 2007, there was a sharp rise in the cost of a number of commodities essential for the process of steel-making. In particular, the prices of zinc and nickel fluctuated substantially, while the price of iron ore rose 65%, due among other things to dynamics of supply (including downstream concentration) and demand (including the surge in Chinese and Indian demand). The current concentration in the mining industry, as well as possible further consolidation (in particular the possible combination of BHP Billiton and Rio Tinto), has fostered and may also lead to further price increases in iron ore and other raw materials. The availability and prices of raw materials may be negatively affected by, among other factors, new laws or regulations; suppliers’ allocations to other purchasers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters and other similar events; changes in exchange rates; consolidation in steel-related industries; the bargaining power of raw material suppliers; worldwide price fluctuations; and the availability and cost of transportation. Any prolonged interruption in the supply of raw materials or energy, or substantial increases in their costs that steel companies are not able to pass on to customers, could adversely affect the business, financial condition, results of operations or prospects of steel companies.

In addition, energy costs, including the cost of electricity and natural gas, make up a substantial portion of the cost of goods sold by steel companies. The price of energy has varied significantly in the past several years and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of steel companies, including significant increases in oil prices. Because the production of direct reduced iron and the re-heating of steel involve the use of significant amounts of natural gas, steel companies are sensitive to the price of natural gas.

ArcelorMittal will not necessarily be able to procure adequate supplies in the future. A portion of ArcelorMittal’s raw materials are obtained under contracts that are either short-term or are subject to periodic price negotiations. Any prolonged interruption, discontinuation or other disruption in the supply of raw materials or energy, or substantial increases in their costs, may harm ArcelorMittal’s business, financial condition, and results of operations or prospects.

Competition from other materials could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as steel substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Additional substitutes for steel products could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to stringent environmental and health and safety regulations that give rise to significant costs and liabilities, including those arising from environmental remediation programs.

ArcelorMittal is subject to a broad range of environmental and health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental and health and safety protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, worker health and safety and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental and health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties.

Compliance with environmental obligations may require additional capital expenditures or modifications in operating practices, particularly at steel companies operating in countries that have recently joined the European Union. For example, U.S. laws and regulations and EU Directives, as well as any new or additional environmental compliance requirements that may arise out of the implementation by different countries of the Kyoto Protocol (United Nations Framework on Climate Change, 1992) and future, more stringent greenhouse gas restrictions and emissions trading schemes, may require changes to the operations of steel facilities, further reductions in emissions, and the purchase of emission rights.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities with respect to divested assets and past activities. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on environmental or health and safety concerns. For example, following accidents in 2006 and 2007 that resulted in numerous fatalities, the Kazakh government has threatened to revoke the operating license of ArcelorMittal Temirtau unless certain additional safety measures are implemented at its facilities. Similarly, exceedance of ambient air quality standards or other environmental limitations can lead to sanctions including imposition of penalties or operational restrictions, particularly where human health may be compromised.

See “Item 4B — Information on the Company — Business Overview — Government Regulations — Environmental Laws and Regulations” in our 2007 Form 20-F and “Item 8A — Financial Information — Consolidated Statements and Other Financial Information — Legal Proceedings” in our 2007 20-F.

Risks related to the exchange notes and exchange offer.

Since we conduct our operations through subsidiaries, your right to receive payments on the exchange notes is subordinated to the other liabilities of our subsidiaries.

We carry on a significant portion of our operations through subsidiaries. Our subsidiaries are not guarantors of the exchange notes. Moreover, these subsidiaries are not required and may not be able to pay dividends to us. Our subsidiaries are not bound by our obligations under the indenture. Claims of the creditors of our subsidiaries have priority as to the assets of such subsidiaries over the claims of our creditors. Consequently, holders of the exchange notes are in effect structurally subordinated, on our insolvency, to the prior claims of the creditors of our subsidiaries.

Our ability to make debt service payments depends on our ability to transfer income and dividends from our subsidiaries.

We are a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which we conduct operations. A number of our subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations.

Furthermore, the continued transfer to us of dividends and other income from our subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if we are otherwise unable to ensure the continued transfer of dividends and other income to us from these subsidiaries, our ability to pay dividends and/or make debt payments will be impaired.

We have a significant level of debt. As of June 30, 2008, our total consolidated debt was approximately U.S.$38.2 billion, including U.S.$28.4 billion issued by our subsidiaries and guaranteed by us. The indenture governing the exchange notes does not restrict us or our subsidiaries from incurring additional debt or guaranteeing any debt of others in the future.

Since the exchange notes are unsecured and unsubordinated, your right to receive payments may be adversely affected.

The exchange notes will be unsecured. The exchange notes are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. If we default on the exchange notes, or after bankruptcy, liquidation or reorganization, then, to the extent our parent company has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before we can make payment on the exchange notes. There may only be limited assets available to make payments on the exchange notes in the event of an acceleration of the exchange notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

A downgrade in our credit rating could adversely affect the trading price of the exchange notes.

The trading prices for the exchange notes is directly affected by our credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the exchange notes or the trading market for the exchange notes to the extent a trading market for the exchange notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the exchange notes. Any trading by arbitrageurs could, in turn, affect the trading prices of the exchange notes.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the exchange notes.

We are a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the exchange notes to effect a restructuring of our Company or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law. Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Three formal corporate rescue procedures exist — controlled management (gestion contrôlée), which involves one or several commissioners (commissaires à la gestion contrôlée) preparing a plan of re-organization or a plan for the realization and distribution of the assets; moratorium (concordat préventif de la faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors; and the suspension of payments (sursis de paiement), whereby one or more commissioners is/are appointed by the court to manage the company during the suspension of payments period. A judgment in bankruptcy proceedings has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce its security interest if an event of default has occurred under the security agreement. The ratification of the composition in composition proceedings will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, their mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims. Equally, the procedure of suspension of payments has no effect on secured creditors.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the exchange notes to effect a restructuring of our Company and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the exchange notes. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to our receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the exchange notes to recover less than the principal amount of their exchange notes or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the exchange notes to be delayed compared with holders of undisputed claims.

There may not be a liquid trading market for the exchange notes.

The exchange notes are new securities with no established trading market. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes. If an active market for the exchange notes does not develop, the price of the exchange notes and the ability of a holder of exchange notes to find a ready buyer will be adversely affected.

We are not restricted in our ability to dispose of our assets by the terms of the exchange notes.

The indenture governing the exchange notes contains a negative pledge that prohibits us and our material subsidiaries (as defined in the indenture) from pledging assets to secure other bonds or similar debt instruments, unless we make a similar pledge to secure the exchange notes issued under the indenture. However, we are generally permitted to sell or otherwise dispose of substantially all of our assets to another corporation or other entity under the terms of the exchange notes. We are also permitted to pledge assets as security for other bonds or similar debt instruments in certain circumstances (i.e., in the case of permitted security as defined in the indenture). If we decide to dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the exchange notes, and those assets will no longer be available to support payments on the exchange notes.

Your failure to tender original notes in the exchange offer may affect their marketability.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the existing restrictions on transfers of the original notes. If the exchange offer is completed, we will have no further obligation to provide for registration of original notes except under limited circumstances described under “The Exchange Offer — Resale Registration Statement; Special Interest,” and those original notes will bear interest at the same rate as the exchange notes.

Consequently, after we complete the exchange offer, if you continue to hold original notes and you seek to liquidate your investment, you will have to rely on an exemption from the registration requirements under applicable securities laws, including the Securities Act, regarding any sale or other disposition of original notes. Further, to the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present selected consolidated financial information of ArcelorMittal and, where relevant, of its predecessor company Mittal Steel, as of and for the years ended December 31, 2004, 2005, 2006 and 2007 and as of and for the six-month periods ended June 30, 2007 and 2008, prepared in accordance with IFRS. Mittal Steel did not prepare financial statements in accordance with IFRS in 2003. This selected consolidated financial information should be read in conjunction with the audited and unaudited consolidated financial statements incorporated by reference in this prospectus.

					For the Six-Month Period
	For the Year Ended December 31,				Ended June 30,
	2004	2005	2006(5)	2007	2007	2008
	(Amounts in U.S.$ millions except percentages)				(Unaudited)

Statement of Income Data
Sales(1)	$20,612	$28,132	$58,870	$105,216	$51,699	$67,649
Cost of sales (including depreciation and impairment)(2)(3)	14,422	22,341	48,378	84,953	41,589	54,003
Selling, general and administrative	676	1,062	2,960	5,433	2,423	3,411
Operating income	5,514	4,729	7,532	14,830	7,687	10,235
Operating income as percentage of Sales	26.8%	16.8%	12.8%	14.1%	14.9%	15.1%
Other income — net	1,143	214	49	—	83	—
Income from equity method investments	149	86	301	985	349	881
Financing costs — net	(214)	(353)	(654)	(927)	(192)	(785)
Income before taxes	6,592	4,676	7,228	14,888	7,927	10,331
Net income (including minority interest)	5,625	3,795	6,106	11,850	5,906	8,802
Net income attributable to equity holders of the parent	5,210	3,301	5,247	10,368	4,973	8,210

	As of December 31,				As of June 30,
	2004	2005	2006(5)	2007	2008
	(Amounts in U.S.$ millions)				(Unaudited)

Balance Sheet Data
Cash and cash equivalents, including short-term investments and restricted cash	$2,634	$2,149	$6,146	$8,105	$7,531
Property, plant and equipment	11,058	19,045	54,573	61,994	66,350
Total assets	21,692	33,867	112,681	133,625	156,264
Short-term debt and current portion of long-term debt	341	334	4,922	8,542	10,329
Long-term debt, net of current portion	1,639	7,974	21,645	22,085	27,920
Net assets	11,079	15,457	50,228	61,535	67,149

					For the Six-Month Period
	For the Year Ended December 31,				Ended June 30,
	2004	2005	2006(5)	2007	2007	2008
	(Amounts in U.S.$ millions except volume data)				(Unaudited)

Other Data
Net cash provided by operating activities	$4,300	$3,874	$7,122	$16,532	$6,382	$6,214
Net cash (used in) investing activities	(656)	(7,512)	(8,576)	(11,909)	(6,891)	(7,983)
Net cash (used in) provided by financing activities	(2,118)	3,349	5,445	(3,417)	1,016	1,513
Total production of crude steel (thousands of tonnes)	39,362	48,916	85,620	116,415	59,021	60,014
Total shipments of steel products (thousands of tonnes)(4)	35,067	44,614	78,950	109,724	55,710	59,036

(1)	Including U.S.$2,235 million, U.S.$2,339 million, U.S.$3,847 million and U.S.$4,767 million of sales to related parties for the years ended December 31, 2004, 2005, 2006 and 2007, respectively (see Note 12 to the ArcelorMittal Consolidated Financial Statements), and U.S.$1,144 million and U.S.$2,838 million of sales to related parties for the six-month periods ended June 30, 2007 and 2008, respectively.

(2)	Including U.S.$1,021 million, U.S.$914 million, U.S.$1,740 million and U.S.$2,408 million of purchases from related parties for the years ended December 31, 2004, 2005, 2006 and 2007, respectively, and U.S.$519 million and U.S.$418 million of purchases from related parties for the six-month periods ended June 30, 2007 and 2008, respectively.

(3)	Including depreciation and impairment of U.S.$734 million, U.S.$1,113 million, U.S.$2,324 million and U.S.$4,570 million for the years ended December 31, 2004, 2005, 2006 and 2007, respectively, and U.S.$1,985 million and U.S.$2,855 million for the six-month periods ended June 30, 2007 and 2008, respectively.

(4)	Shipment volumes of steel products for the operations of the Company include certain inter-company shipments.

(5)	As required by IFRS, the 2006 information has been adjusted retrospectively for the finalization of the allocation of purchase price of Arcelor (see Note 3 to the ArcelorMittal Consolidated Financial Statements).

RECENT DEVELOPMENTS

Results for the three- and six-month periods ended June 30, 2008

On July 30, 2008, ArcelorMittal announced results for the three- and six-month periods ended June 30, 2008.

Highlights for the six months ended June 30, 2008:

•	Sales of $67.6 billion, up 31% compared with the six months ended June 30, 2007

•	Operating income of $10.2 billion, up 33% compared with the six months ended June 30, 2007

•	Net Income of $8.2 billion, up 65% as compared with the six months ended June 30, 2007

•	Capital expenditure of $2.3 billion in the six months ended June 30, 2008

Highlights for the three months ended June 30, 2008:

•	Sales of $37.8 billion, up 39% compared with the three months ended June 30, 2007

•	Operating income of $6.6 billion, up 56% compared with the three months ended June 30, 2007

•	Net Income of $5.8 billion, up 114% as compared with the three months ended June 30, 2007

•	Capital expenditure of $1.4 billion in the three months ended June 30, 2008

Outlook

The Company expects improved financial results in the third quarter 2008. Flat Carbon Americas’ results are expected to significantly improve due to operational improvements and a better operating environment. Asia, Africa and CIS results are expected to improve due to improved volumes and price increases. Long Carbon’s results are expected to improve. The results of ArcelorMittal Steel Solutions and Services are expected to remain flat. Flat Carbon Europe’s results are expected to decline following seasonal shutdowns and increased cost pressure, while the profitability of Stainless Steel is set to decline. Our full year effective tax rate is expected to be between 15-20%.

Other Key Events

Upstream Activities:

•	On July 21, 2008 ArcelorMittal announced that it had signed an agreement to acquire the Concept Group (“Concept”). Concept, located in southern West Virginia and adjacent to the recently acquired Mid Vol Coal Group in the Central Appalachian Coal Basin, produced 0.8 million tonnes of metallurgical coking coal in 2007.

•	On July 16, 2008, ArcelorMittal announced it had acquired the remaining 60% of the shares in Rolanfer Recyclage S.A. (“Rolanfer”) that it did not previously own. Rolanfer is based in Yutz (France) near the border with the Grand Duchy of Luxembourg and operates a shredder at the port nearby.

•	On June 29, 2008, ArcelorMittal announced that it had increased its stake in Macarthur Coal Limited of Australia from 14.9% to 19.9%, following the acquisition of a further 5% stake (10,607,830 shares) from Talbot Group Holdings. The shares were purchased at 20 Australian dollars per share, bringing ArcelorMittal’s total investment in Macarthur Coal to $843 million Australian dollars (U.S.$810 million).

•	On June 23, 2008, ArcelorMittal announced that it had signed an agreement to acquire the Mid Vol Coal Group. Mid Vol, located in southern West Virginia and southwestern Virginia in the Central Appalachian Coal Basin, produced 1.5 million tonnes of metallurgical coking coal in 2007.

•	On June 11, 2008, ArcelorMittal announced the allocation to it of a mining lease in respect of the Karampada iron ore deposit by the Governments of India and the Indian state of Jharkhand for its integrated steel plant to be based in Jharkhand. The Karampada iron ore deposit has estimated reserves of 65 million tonnes of iron ore.

•	On June 9, 2008, ArcelorMittal announced that it had signed an agreement to acquire Bakermet, a market leader in the scrap metal recycling industry in Eastern Ontario, Canada. Bakermet, which specializes in all types of ferrous and non-ferrous metal, processed approximately 130,000 short tons of ferrous and 40 million pounds of non-ferrous metals in 2007. The plant, located near Ottawa, will secure upstream self-sufficiency in shredded metal for ArcelorMittal’s Contrecoeur mill (ArcelorMittal Montreal).

•	On April 23, 2008, ArcelorMittal announced that it had reached an agreement with Coal of Africa Limited (“CoAL”), a coal development company operating in South Africa. ArcelorMittal will enter into an off-take agreement with CoAL relating to two coal mines. The first, Baobab, is 100% owned by CoAL and has an estimated yield of 2.45 million tonnes per annum. The second, Thuli, is 74% owned by CoAL and has an estimated yield of 4.2 million tonnes per annum. Full production at both mines is expected to be achieved by 2011.

•	On April 10, 2008, ArcelorMittal announced the acquisition of three coal mines and associated assets in Russia for a total consideration of $718 million.

Steel Production Initiatives:

•	On August 13, 2008, ArcelorMittal announced that the Company signed a joint venture agreement for the production and sales of electrical (silicon) steel with Hunan Valin Steel Group Co., Ltd., following the Auto Sheet JV agreement signed by both parties in June (see below). The new JV, named Valin ArcelorMittal Electrical Steel Co., Ltd., has a registered capital of 2.6 billion RMB, each party retaining 50% of the shares.

This JV plans to build cold rolling and processing facilities for the production of non-grain oriented (NGO) and grain oriented (GO) electrical steels. The total investment is estimated at 6.5 billion RMB, aiming for an annual production of 400,000 tons non-grain oriented and 200,000 tons grain oriented steel. ArcelorMittal will transfer its latest NGO and GO technologies to the joint venture. In addition, Valin Lian’gang, a subsidiary of Valin Steel Tube & Wire, signed a supply agreement with the JV and a Technology License Agreement with ArcelorMittal for the transfer of NGO and GO upstream technologies in order to supply high-quality hot-rolled substrate to the JV.

•	On August 11, 2008, ArcelorMittal, announced that it had signed an agreement to acquire 49% of the share capital in MPP-Mineração Pirãmide Participações Ltda (“MPP”). MPP is a mining company located in Corumbá, in the State of Mato Grosso do Sul, Brazil. MPP’s activities are focused on the exploration and development of iron ore and manganese reserves in the region. The price to be paid by ArcelorMittal will be calculated based on the amount of iron ore and manganese reserves “in situ”, assessed according to the Code for the Reporting of Mineral Resources and Ore Reserves of the Australasian Joint Ore Reserves Committee (known as “JORC”).

•	On August 7, 2008, ArcelorMittal announced new investments of U.S.$1.6 billion in its carbon steel operations in Brazil. The investments are in addition to the US$1.2 billion of investments slated for the expansion of the Monlevade plant in Minas Gerais. These investments, expected to be completed within 30 months, are intended to expand ArcelorMittal’s crude steel production capacity in the long carbon sector in Brazil by an additional 2.6 million tonnes, representing an increase from 3.9 million tonnes per year up to 6.5 million tonnes per year. The new investment program envisions the construction of all facilities with environmentally friendly and energy efficient technology and anticipates employing up to 6,000 people.

•	On August 4, 2008, ArcelorMittal announced that it plans to construct a new steel mill in Mexico for an investment of U.S.$600 million. The mill, designed to be energy-efficient and environmentally responsible, will produce carbon steel and bars including rebar, merchant bar quality and special bar quality products that will principally serve the construction and automotive sectors. The facility will be based on electrical steel making equipment with capacity of one million of metric tonnes of billets per year and a new bar rolling mill with a capacity of 500,000 metric tonnes. This additional production will be directed to the domestic Mexican market, mainly to produce high added value steel products but also to support the Government of Mexico’s National Infrastructure Plan and Housing Program. The commencement of construction will be subject to the receipt of appropriate regulatory approvals by the relevant local authorities.

•	On July 22, 2008, ArcelorMittal announced a €76 million ($118 million) investment to expand electrical steel production capacity at its Saint Chély d’Apcher plant in Southern France, a move in line with the Group’s strategy to strengthen its position in high added value steel products and solutions that contribute to lower carbon dioxide emissions. The addition of a new 180,000 tonnes continuous annealing line will take Saint Chély d’Apcher’s capacity to 210,000 tonnes per year of mostly high end non-grain oriented electrical steels, which are used, among other things, in electric engines and wind turbines. The new line is scheduled to become operational during the second quarter of 2010.

•	On July 3, 2008, ArcelorMittal and AREVA signed an agreement for a €70 million ($110 million) investment aimed at increasing production of certain products for the nuclear industry, at the steel plant of Industeel, a subsidiary of ArcelorMittal. The investment, which will be staggered between 2008 and 2010, is targeted to increase ingot production capacity significantly (from 35,000 tonnes to 50,000 tonnes per year). In addition, the two companies announced that they plan to implement a joint 3-year metallurgy research and development program that will be conducted at the Creusot Materials Research Center in France.

•	On June 27, 2008, ArcelorMittal, Hunan Valin Group and Hunan Valin Steel Co. Ltd. announced a new development in their relationship with the launch of Valin ArcelorMittal Automotive Steel, an industrial and commercial automotive joint venture that will have an annual production capacity of 1.2 million tonnes of flat carbon steel, mainly for automotive applications. Products will include cold rolled steel, galvannealed steel and pure zinc galvanized steel. The establishment of this new joint venture remains subject to regulatory approval. Hunan Valin Steel Co., Ltd will own 34% of the new joint venture and ArcelorMittal and Hunan Valin Group will each have a 33% equity share. The new activity will be located in Hunan Province next to Hunan Valin Steel Co.’s subsidiary, Lianyuan Steel, which will supply hot rolled coil to the new joint venture.

•	On June 16, 2008, ArcelorMittal announced that it had signed an agreement to acquire Bayou Steel, a producer of structural steel products with facilities in LaPlace, Louisiana, and Harriman, Tennessee, for $475 million. The transaction is subject to regulatory approval. Bayou Steel is an independent producer of medium and light structural steel and bar size products. Through its Mississippi River Recycling division, Bayou Steel operates an automobile shredder at the LaPlace facility, as well as barge wrecking and full-service scrap yards at LaPlace and its facility in Harvey, Louisiana. The company also has a deepwater dock and distribution network, including four stocking locations in the United States.

•	On April 16, 2008, ArcelorMittal announced that it would be expanding its joint venture partnership with Japan’s Nippon Steel Corporation by building a new continuous galvanising line at the I/N Kote facility in New Carlisle, Indiana. The new line will have an annual capacity of 480,000 metric tonnes and, upon completion, will double I/N Kote’s hot-dipped galvanised production capacity. The new line will offer high-grade, high-quality coated sheets that promote improved safety and fuel efficiency in automobiles.

Downstream Activities

•	On July 25, 2008, ArcelorMittal acquired a 70% share of Manchester Tubos e Perfilados S.A, a Brazilian steel processor and distributor located in Contagem, Minas Gerais, Brazil. This new acquisition will reinforce ArcelorMittal’s downstream position in Brazil, following the acquisition on April 3, 2008 of a 50% stake in Gonvarri Brasil (see below). With the acquisition of Manchester, and with its partnership with Gonvarri, ArcelorMittal will widen its product offering in the distribution segment in Brazil. The Group will now offer an extended range of flat products (coils and blanks), profiles, tubes and pipes.

•	On July 14, 2008, ArcelorMittal and Primex (Germany) reached an agreement whereby ArcelorMittal Stainless International acquired the 35% stake in Uginox Sanayi ve Ticaret Limited Sirketi of Turkey which was owned by Primex.

•	On July 1, 2008, ArcelorMittal acquired Astralloy Steel Products Inc. (“Astralloy”), a subsidiary of IMS International Metal Service. Astralloy operates three warehouses and employs 60 people in North America. Its 2007 revenues were $34 million.

•	On June 30, 2008, ArcelorMittal announced its intention to acquire 60% of the entire issued share capital of Dubai Steel Trading Company LLC (“DSTC LLC”). DSTC LLC’s distributes approximately 120,000 tonnes of products per year out of Dubai, United Arab Emirates.

•	On April 3, 2008, ArcelorMittal announced the acquisition of a 50% share of Gonvarri Brasil to form a Steel Service Centre joint venture. Gonvarri Brasil is one of the major players for servicing automotive, industry and distribution customers. The company is one of the leaders of flat steel processing in Brazil and its activities include pickling, slitting, blanking, and cutting to length, with a total processing capacity of around 1.3 million tonnes of steel.

Disposals:

•	On May 7, 2008, ArcelorMittal announced that the court-appointed trustee had completed the previously announced sale of ArcelorMittal’s Sparrows Point steel mill near Baltimore, Maryland to OAO Severstal of Russia for $810 million, net of debt.

Other key events

•	On September 19, 2008, ArcelorMittal confirmed that it is currently contemplating a transaction involving the introduction of black economic empowerment into ArcelorMittal South Africa. There is no guarantee that the transaction will be forthcoming. ArcelorMittal indicated that it would update the market if and when appropriate. Black economic empowerment is a program launched by the South African government to redress the inequalities affecting previously disadvantaged groups in the country through promotion of their participation in the economy.

•	On September 17, 2008, the Company announced a new “management gains” plan targeting a total cost savings of U.S.$4 billion over the next five years. The plan will target increasing employee productivity, reducing energy consumption and decreasing input costs to achieve a higher yield and improved product quality.

•	On September 16, 2008, Fitch Ratings upgraded the Company’s “Long-term Issuer Default” (LT IDR) and senior unsecured ratings to “BBB+” from “BBB” and affirmed the “Company’s Short-term Issuer Default” rating at “F2”, with the outlook on the LT IDR now “Stable.”

•	On September 12, 2008, Standard Iron Works filed a Class Action Complaint in U.S. district court against ArcelorMittal, ArcelorMittal USA Inc., and other steel manufacturers alleging that the defendants conspired since 2005 to restrict the output of steel products in order to fix, raise, stabilize and maintain prices at artificially high levels in violation of U.S. law. The Complaint has been served on ArcelorMittal USA Inc., but not yet on ArcelorMittal. It is too early in the proceedings for ArcelorMittal to determine the amount of its potential liability, if any. However, ArcelorMittal considers the allegations in the Complaint to be entirely unfounded.

•	On September 3, 2008, ArcelorMittal and Kalagadi Manganese announced the unconditional participation of ArcelorMittal in Kalagadi Manganese, observing that all conditions precedent to the joint venture to develop Kalagadi’s manganese deposits have been satisfied and the subscription amount paid. The U.S.$432.5 million deal will result in the establishment and implementation of a joint venture between ArcelorMittal (owning 50%), Kalahari Resources, a majority black women-owned and controlled company (owning 40%), and Industrial Development Corporation Limited, the South African state-owned financier (owning 10%). The project, which is due to come on-line in 2010, includes plans for development in South Africa such as construction of a smelter complex in Coega, the establishment of a manganese ore mine and sinter plant expected to ultimately produce 2.4 million tonnes of sinter product per year, and the building of a 320,000 tonnes per annum ferromanganese alloy production facility.

•	On August 20, 2008, ArcelorMittal announced that the Company has agreed to acquire 100% of the issued share capital of London Mining South America Limited, an iron ore miner in the state of Minas Gerais, Brazil, from Oslo listed London Mining plc for approximately U.S.$764 million. The transaction also includes the assignment of inter-group loans from London Mining of approximately U.S.$46 million. The total consideration payable to London Mining will amount to approximately U.S.$810 million. Subject to further technical analyses, ArcelorMittal will consider investing up to U.S.$700 million to increase production in the medium term of iron ore concentrate and lump ore. ArcelorMittal has also reached an agreement (subject to contract) with Canadian based Adriana Resources Inc. for the development of an iron ore port facility in the State of Rio de Janeiro, Brazil and intends to use its share of the port’s capacity to export iron ore from the London Mining South America Limited mine to its steel facilities in the Atlantic basin.

•	On August 4, 2008, ArcelorMittal announced that it signed an agreement for the acquisition of Koppers’ Monessen Coke Plant from Koppers Inc. for U.S.$160 million. Koppers’ Monessen Coke Plant, located in Monessen, Pennsylvania produced 320,000 metric tonnes of metallurgical coke in 2007. The transaction is subject to receipt of relevant regulatory approvals.

•	In connection with its acquisition of Kryvorizhstal, ArcelorMittal and the State Property Fund of Ukraine (the “SPF”) entered into a share purchase agreement dated October 28, 2005 (the “SPA”). The SPF and ArcelorMittal currently disagree with respect to the fulfillment of certain undertakings of ArcelorMittal under the SPA. In a letter dated August 1, 2008, the SPF claims that it considers ArcelorMittal to be in non-compliance with certain undertakings and that it is seeking ArcelorMittal’s agreement to terminate the SPA and return of shares sold thereunder to the Ukrainian State as represented by the SPF. The SPF states in the letter that it will refer the matter to arbitration if there is no resolution within thirty days following the formal receipt by ArcelorMittal of the SPF’s letter. The SPA provides for final resolution of disputes by arbitration before the International Commercial Arbitration Tribunal at the Chamber of Commerce and Industry of Ukraine in Kiev. ArcelorMittal has not yet formally received the August 1, 2008 letter from the SPF, and arbitration has not commenced. At this time, ArcelorMittal is unable to assess the outcome of any arbitration or the amount of ArcelorMittal’s potential liability, if any. On September 18, 2008, the special parliamentary commission in the Ukraine announced that it has not found any violation of the SPA by ArcelorMittal. The decision of the special parliamentary commission is a recommendation to SPF although not binding on the SPF.

•	On July 11, 2008, ArcelorMittal announced the launch of a new clean technology venture capital fund (with an initial clean technology investment of $20 million in Miasolé).

•	In connection with the share buy-back program announced on December 12 and 18, 2007, for the repurchase of a maximum of 44 million shares over two years, as of the close of business on September 12, 2008, ArcelorMittal had repurchased a total of 43.9 million shares at an average price of U.S.$78.56 for a total amount of U.S.$3,449 million. The purchases were effected on Euronext Paris and off market.

In connection with the share buy-back program, on June 27, 2008, Frecolux, a Luxembourg subsidiary of ArcelorMittal, gave a share buy-back mandate to EXANE BNP Paris that commenced on July 2, 2009 and that effectively ended on July 11 when the number of shares acquired by EXANE BNP Paribas reached 10 million shares.

•	On June 18, 2008, ArcelorMittal announced that the principal borrowing vehicle of the Group would be ArcelorMittal, the ultimate holding company of the Group. As a result, future bonds are expected to be issued by ArcelorMittal. ArcelorMittal also announced that it expected to transfer a substantial portion of the debt from ArcelorMittal Finance to ArcelorMittal and that bonds currently issued under the name of ArcelorMittal Finance were expected to remain outstanding until their final maturity date.

•	On June 16, 2008, ArcelorMittal announced that following purchases of 11.31% on June 13, 2008, the Company now owns 24.99% of the Turkish steel company Erdemir.

•	On June 10, 2008, ArcelorMittal announced its plan to expand the steelmaking capacity of its Kazakhstan plant in Temirtau from 5 to 10 million tonnes. The Company is collaborating closely with the Kazakh government for the planning and execution of the project that is expected to take 5 to 9 years to complete. The expansion project encompasses steel making, iron ore and coal extraction. For the steel plant, the plan is to modernize existing facilities with latest technologies and safety and environmental standards. The expansion project is expected to add 4 million tonnes of crude steel capacity. Recently developed technologies are expected to help upgrade the existing Atasu iron ore mine to underground mining to reach 10 million tonnes, increasing production to 16 million tonnes and making Temirtau entirely self-sufficient in iron ore. Finally, these investments are complemented by a $1.2 billion investment for continuous improvements in health and safety and the modernisation of existing coal mines. Combined with the development of new mines, production is therefore expected to reach approximately 17 million tonnes of mined coal by 2018. When completed, these projects will further increase self-sufficiency in coal supply for ArcelorMittal Termirtau. These investments are also expected to considerably reduce emissions and help achieve highest environmental standards.

•	On June 3, 2008, ArcelorMittal and trade unions representing its employees across the globe signed a new agreement to further improve health and safety standards throughout the Group. The agreement, the first of its kind in the steel industry, recognises the vital role played by trade unions in improving health and safety. It sets out minimum standards in every site the Group operates in order to achieve world class performance. These standards include the commitment to form joint management/union health and safety committees as well as training and education programmes in order to make a meaningful impact on overall health and safety across the Group. Also included in the agreement is the creation of a joint management/union global health and safety committee that will target ArcelorMittal plants in order to help them to further improve their health and safety performance. The agreement was signed on June 3, 2008 by ArcelorMittal, the European Metalworkers’ Federation, the United Steelworkers and the International Metalworkers’ Federation.

•	On June 2, 2008, ArcelorMittal announced that an accident occurred at its Tentekskaya Mine in Kazakhstan. 100 people were working in the mine when the accident occurred at approximately 4 a.m. (Kazakhstan time). Although 95 persons were safely evacuated, 5 persons perished as a result of a coal and gas outburst underground. An independent government commission in its investigation report cites unpredictable geological failure in the roadway as the main cause of the accident. ArcelorMittal is presently reviewing the recommendations and developing an action plan in line with these.

•	On May 13, 2008, ArcelorMittal signed a $4.0 billion revolving credit facility with a group of banks, further enhancing its liquidity position.

•	On May 8, 2008, ArcelorMittal announced that it filed suit against Esmark Inc., E2 Acquisition Corporation (Esmark/E2) in the Supreme Court of the State of New York. ArcelorMittal is seeking in excess of $540 million in connection with Esmark/E2’s breach of its August 1, 2007 contract to purchase the Sparrows Point steel manufacturing facility from ArcelorMittal for $1.35 billion. That contract was terminated on December 16, 2007, after Esmark/E2 failed to complete the transaction. As described above, Sparrows Point was sold to OAO Severstal for $810 million, net of debt, on May 7, 2008.

•	On May 2, 2008, ArcelorMittal announced a series of measures which will restore a 25% free float in China Oriental Group Company (“China Oriental”) in compliance with the listing rules of the Hong Kong Stock Exchange (“HKSE”). At the time of the close of its tender offer on February 4, 2008 ArcelorMittal had reached a 47% shareholding in China Oriental. Given the 45.4% shareholding by the founding shareholders, this left a free float of 7.6% against a minimum HKSE listing requirement of 25%. The measures to restore the minimum free float have been achieved by means of sale of 17.4% stake to ING Bank and Deutsche Bank, together with put option agreements entered into with both banks. As a result of these measures ArcelorMittal’s shareholding has been reduced to 29.6%.

•	On April 29, 2008, ArcelorMittal announced that it had signed new long-term contracts with Companhia Vale do Rio Doce (“Vale”) to supply iron ore and pellets to its plants in Europe, Africa and the Americas. Under these long-term contracts, which are the largest ever signed between a steel company and an iron ore supplier, Vale will supply approximately 480 million tonnes of iron ore and pellets to ArcelorMittal plants over the next ten years (2007-2016).

•	On April 21, 2008, ArcelorMittal announced new appointments to its Group Management Board. These appointments follow the announcement, on April 7, 2008, of the retirement of Mr. Malay Mukherjee. The appointments of Mr. Maheshwari, Mr. Cornier and Mr. Chugh are effective as of May 14, 2008.

•	On April 14, 2008, ArcelorMittal announced that its Board of Directors unanimously approved amendments to certain aspects of the Memorandum of Understanding (“MOU”) that was entered into in November 2006, in the context of the offer of Mittal Steel for Arcelor, after the Board decided that certain of the provisions in the MOU were outdated or redundant.

The amendments approved by the Board of Directors are summarized as follows:

•	Replacement of the post of President with the new position of Lead Independent Director, whose principal duties and responsibilities include, among others, coordination of activities of the other independent directors, liaising between the Chairman of the Board of Directors and the other independent directors and calling meetings of the independent directors when necessary and appropriate;

•	Permitting the CEO of ArcelorMittal to hold office as a Director;

•	Reinforcement of the rules governing the composition of the Audit Committee and the Appointments and Remuneration Committee to ensure that each of these committees will be composed of at least three independent directors;

•	Appointment of future members of the Company’s Group Management Board by the Board of Directors; and

•	Amendment to provisions relating to the Company’s authorized share capital to reflect changes made to the Articles of Association.

•	On April 4, 2008, ArcelorMittal acquired 30.0 million shares of ArcelorMittal Inox Brasil S.A. in a tender offer made to minority shareholders. This represents 40.33% of the total share capital of ArcelorMittal Inox Brasil S.A. and 94.81% of its free float, and increases ArcelorMittal’s stake in ArcelorMittal Inox Brasil S.A. from 57.34% to 97.67%. ArcelorMittal paid R$2.84 billion for the tendered shares, representing, at the current exchange rate, a total consideration of U.S.$1.66 billion. Between April 4 and April 26, 2008, the Company bought an additional 0.8 million shares, thereby increasing its stake to 99.5%. On April 26, 2008, ArcelorMittal Inox Brasil S.A. was delisted.

•	ArcelorMittal has commenced a legal action in the Ontario Superior Court to require U.S. Steel Canada Inc. and Cleveland-Cliffs Inc. to respect their commitment and comply with the sale of their respective interests in the Wabush Mines joint venture to ArcelorMittal Dofasco. U.S. Steel Canada and Cleveland-Cliffs had agreed to sell their interests in the Wabush Mines joint venture to ArcelorMittal Dofasco in accordance with the terms of an agreement signed in August 2007.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In exchange for issuing the exchange notes as contemplated in this prospectus, we will receive original notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness.

We used the net proceeds from the sale of the original notes to repay existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

										Six-Month Period
	2003	2004		2005		2006		2007		Ended June 30, 2008
	(Unaudited)

Ratio of earnings to fixed charges	N/A	23.5	x	9.0	x	6.5	x	8.0	x	10.9x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated net income before extraordinary charges, income allocable to minority interests in consolidated entities that incurred fixed charges, consolidated provision for income taxes, fixed charges less interest capitalized, and undistributed earnings of less-than-50% owned affiliates. Fixed charges include interest expensed and capitalized and the interest portion of rental obligations. Amounts were prepared in accordance with IFRS. The ratio for 2003 is not available because Mittal Steel’s financial statements were not prepared in accordance with IFRS for that year and doing so would involve a significant effort and expense.

CAPITALIZATION

The following table sets forth the unaudited consolidated capitalization and long-term indebtedness, as well as short-term indebtedness, of ArcelorMittal at June 30, 2008, on an actual basis. After the issuance, the capitalization of ArcelorMittal will be unchanged because ArcelorMittal will cancel existing indebtedness in an amount equal to the indebtedness with respect to the issued exchange notes. We prepared the following table on the basis of IFRS. You should read this table together with the ArcelorMittal audited and unaudited consolidated financial statements and the other financial data included elsewhere, or incorporated by reference, in this prospectus.

As of
June 30, 2008
(In U.S.$
millions)
(Unaudited)

Short-term borrowings, including current portion of long-term debt	$10,329
Long-term borrowings, net of current portion	27,920
Total consolidated debt	38,249
Secured	975
Unsecured	37,274
Minority interests	4,082
Equity attributable to the equity holders of the parent	63,067
Total shareholders’ equity	67,149
Total capitalization (Total shareholder’s equity plus total consolidated debt)	105,398

Except as disclosed herein, there have been no material changes in the consolidated capitalization, indebtedness and contingent liabilities of ArcelorMittal since June 30, 2008.

THE EXCHANGE OFFER

This section describes the exchange offer and the material provisions of the registration rights agreement, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain copies of this document.

In this section and the section entitled “Description of Exchange Notes” and “Form of Notes, Clearing and Settlement,” references to “we,” “us,” “our” and “the Company” refer to ArcelorMittal only and do not include our subsidiaries or affiliates. References to the “notes” mean the U.S.$3,000,000,000 principal amount of original notes we previously sold in May 2008 and up to an equal principal amount of exchange notes we are offering hereby. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, or DTC, or in notes registered in street name. Owners of beneficial interests in the notes should read the subsections entitled “— Terms of the Exchange Offer — Procedures for Tendering” and “Form of Notes, Clearing and Settlement.”

Purpose and Effect of this Exchange Offer

General

We sold the original notes to certain initial purchasers in May 2008 under the terms of a purchase agreement we reached with them. The initial purchasers resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. In connection with the offering of the original notes, we also entered into a registration rights agreement with the initial purchasers, which governs our obligation to file a registration statement with the SEC and commence the exchange offer to exchange the exchange notes for the original notes. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

The registration rights agreement further provides that if we do not complete the exchange offer within a certain period of time or under certain other circumstances, we will be obligated to pay additional interest, referred to as special interest, to holders of the original notes. Except as discussed below under “— Resale Registration Statement; Special Interest Premium,” upon the completion of the exchange offer we will have no further obligations to register your original notes or pay special interest.

Representations upon Tender of Original Notes

To participate in the exchange offer, you must execute or agree to be bound by the letter of transmittal, through which you will represent to us, among other things, that:

•	any exchange notes received by you will be, and the notes you are tendering in anticipation of receiving the exchange notes were, acquired in the ordinary course of business;

•	you do not have any arrangement or understanding with any person to participate in, are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer, (i) you will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities and (ii) you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of those exchange notes to the extent required by applicable law or regulation or SEC pronouncement.

Resale of the Exchange Notes

Based on existing interpretations of the SEC staff with respect to similar transactions, we believe that the exchange notes issued pursuant to this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	such exchange notes are acquired in the ordinary course of the holder’s business;

•	such holder is not engaged in, has no arrangement with any person to participate in, and does not intend to engage in, any public distribution of the exchange notes;

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if such holder is a broker-dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used for an offer to resell or for other transfer of exchange notes only as specified in this prospectus. Participating broker-dealers may use this prospectus in connection with the resale of exchange notes for a period of up to 45 days from the last date on which the original notes are accepted for exchange. Only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each participating broker-dealer who receives exchange notes for its own account in exchange for original notes that were acquired by such broker-dealer as a result of market-making or other trading activities will be required to acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale by it of exchange notes to the extent required by applicable law or regulation or SEC pronouncement. The letter of transmittal that accompanies this prospectus states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Consequences of Failure to Exchange

Holders of original notes who do not exchange their original notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer applicable in the original notes (i) as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the prospectus distributed in connection with the private offering of the original notes.

Any original notes not tendered by their holders in exchange for exchange notes in this exchange offer will not retain any rights under the registration rights agreement (except in certain limited circumstances).

In general, you may not offer or sell the original notes unless they are registered under the Securities Act or the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the

SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the exchange notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all original notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer will remain open for at least 20 full business days (as required by Exchange Act Rule 14e-1(a)) and will expire at 5:00 p.m., New York City time, on November 7, 2008, or such later date and time to which we extend it (the “expiration date”). We will issue the exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The date of acceptance for exchange of the original notes, and completion of the exchange offer, will be the exchange date, which will be the first business day following the expiration date (unless such period is extended as described in this prospectus). The exchange notes issued in connection with this exchange offer will be delivered on the earliest practicable date following the exchange date.

The form and terms of the exchange notes will be substantially the same as the form and terms of the original notes except that (i) the exchange notes will have been registered under the Securities Act and will not bear legends restricting the transfer thereof and (ii) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, which rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the same indenture that governs the original notes.

As of the date of this prospectus, U.S.$3,000,000,000 principal amount of the original notes (of which U.S.$1,500,000,000 aggregate principal amount of our notes due 2013 and U.S.$1,500,000,000 aggregate principal amount of our notes due 2018) are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Original notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and holders of the original notes will be entitled to the rights and benefits of such holders under the indenture.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us and delivering the exchange notes to the tendering holders.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the expiration date.

Expiration Date; Extensions; Amendments; Termination

The term “expiration date” means 5:00 p.m., New York City time, on November 7, 2008, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” means the latest date and time to which we extend the exchange offer. To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice. We will notify holders of the original notes of any extension by press release or other public announcement.

We reserve the right to amend the terms of the exchange offer in any manner. In addition, if we determine that any of the events set forth under ‘‘— Conditions of the Exchange Offer” has occurred, we also reserve the right, in our sole discretion, to:

•	delay acceptance of any original notes;

•	extend the exchange offer and retain all original notes tendered before the expiration date of the exchange offer, subject to the rights of the holders of tendered original notes to withdraw their tendered original notes;

•	terminate the exchange offer and refuse to accept any original notes; or

•	waive the termination event with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn.

If we do so, we will give oral or written notice of this delay in acceptance, extension, termination or waiver to the exchange agent. If the amendment constitutes a material change to the exchange offer, we will promptly disclose such amendment in a manner reasonably calculated to inform holders of the original notes, including by providing public announcement or giving oral or written notice to such holders. We may extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders.

Interest on the Exchange Notes

Each exchange note will bear interest from its date of original issuance. The original notes bear interest at 5.375% in the case of the notes due June 1, 2013 and 6.125% in the case of the notes due June 1, 2018 through (for original notes being exchanged for exchange notes) the date preceding the date of the original issuance of the exchange notes. Such interest will be paid on the first interest payment date for the exchange notes. Interest on the original notes accepted for exchange and exchanged in the exchange offer will cease to accrue on the date preceding the date of original issuance of the exchange notes. The exchange notes will bear interest (as do the original notes) at a rate of 5.375% in the case of the notes due June 1, 2013 and 6.125% in the case of the notes due June 1, 2018, which interest will be payable semi-annually on June 1 and December 1 of each year.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your original notes to the exchange agent as described below. We will only issue exchange notes in exchange for original notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should follow carefully the instructions on how to tender your original notes. It is your responsibility to properly tender your original notes. We have the right to waive any defects in your tender. However, we are not required to waive any defects, and neither we nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your original notes, please contact the exchange agent at the address or telephone number described below.

All of the original notes were issued in book-entry form, and all of the original notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the original notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their original notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender original notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange original notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations Under the Exchange Offer.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of original notes must be cured within the time period we determine. Although we currently intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned at no cost by the exchange agent to the tendering holder as soon as practicable following the expiration date of the exchange.

When We Will Issue Exchange Notes.  In all cases, we will issue exchange notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such original notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged.  If we do not accept any tendered original notes for exchange or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to their tendering holder. Such unaccepted or non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Participating broker-dealers.  Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and cannot complete the ATOP procedures for electronic tenders before expiration of the exchange offer may tender their original notes if:

•	the tender is made through an eligible guarantor institution (as defined by Rule 17Ad-15 under the Exchange Act);

•	before expiration of the exchange offer, DTC receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery in the form available through the exchange agent, by facsimile transmission, mail or hand delivery, and the exchange agent receives from DTC an agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the principal amount of original notes tendered;

•	stating that the tender offer is being made by guaranteed delivery and confirming that the tender is subject to the terms of the letter of transmittal; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after expiration of the exchange offer, tender of such original notes will made by book-entry delivery to the exchange agent’s DTC account; and

•	the exchange agent receives book-entry confirmation of the transfer of the tendered original notes to the Exchange Agent’s DTC account within three (3) New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

In addition, we reserve the right in our sole discretion:

•	to purchase or make offers for any original notes that remain outstanding after the expiration date;

•	to terminate the exchange offer as described above under “— Expiration Date; Extensions; Amendments; Termination;” and

•	to purchase original notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

The terms of any of these purchases or offers may differ from the terms of the exchange offer.

Withdrawal of Tenders

Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn original notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

You may retender properly withdrawn original notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after rejection of tender, expiration or termination of the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the acceptance of original notes for exchange or the exchange of the exchange notes for original notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights, which we may assert at any time and from time to time.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible moment.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent at its address provided below. HSBC Bank USA, National Association, the trustee under the indenture, has been appointed as exchange agent for the exchange offer.

Deliver to:

HSBC Bank USA, National Association

By Regular, Registered or Certified Mail,

By Overnight Courier or By Hand:

By Facsimile: (718) 488-4488	HSBC Bank USA, National Association Corporate Trust & Loan Agency 2 Hanson Place, 14th Floor Brooklyn, New York 10217-1409	Confirm by Telephone: (800) 662-9844
Attention: Corporate Trust Operations	Attention: Corporate Trust Operations

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call (Collect): 212-269-5550
All Others Call (Toll Free): 800-290-6429

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation for tenders in the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees in person, by facsimile or by telephone.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent and information agent reasonable and customary fees for their services and reimburse them for their reasonable and documented out-of-pocket expenses in connection with these services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and documented out-of-pocket expenses they incur in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent, trustee and information agent and accounting and legal fees.

Resale Registration Statement; Special Interest Premium

Under the registration rights agreement, if: (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer, (ii) the exchange offer is not completed by March 23, 2009, (iii) in the case of any holder that participates in the exchange offer in accordance with the terms thereof, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act or as a broker-dealer), or (iv) we so elect, then in each case we will (1) promptly deliver to the holders written notice thereof and (2) at our sole expense, (a) file, as promptly as practicable (but in no event more than 45 days after so required pursuant to the registration rights agreement (such 45th day, the “Shelf Filing Date”)), a shelf registration statement covering resales of registrable notes, (b) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our reasonable best efforts to keep effective the shelf registration statement until May 27, 2010 or such time as all of the applicable registrable notes have been sold thereunder. We will, if a shelf registration statement is filed, provide to each holder of registrable notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the registrable notes has become effective and take certain other actions as are required to permit unrestricted resales of the registrable notes. A registrable note means any original note until such time as (i) when an exchange offer registration statement or shelf registration statement with respect to such note has become effective under the Securities Act and such original note has been exchanged or disposed of pursuant to such Registration Statement, (ii) when such original note ceases to be outstanding or (iii) May 27, 2010.

The registration rights agreement further provides that in the event that:

(i) the exchange offer is not consummated on or prior to February 21, 2009;

(ii) the resale shelf registration statement is not filed with the SEC on or prior to the Shelf Filing Date;

(iii) subject to certain exceptions, the resale registration statement, if required, is not declared effective by the SEC prior to the 210th calendar day following the Shelf Filing Date,

then a special interest premium will accrue in respect of the registrable notes from and including the next calendar day following each of (a) February 21, 2009 in the case of clause (i) above, (b) the Shelf Filing Date in the case of clause (ii) above, and (c) such 210-day period in the case of clause (iii) above, in each case at a rate equal to 0.25% per annum for the first 120 calendar days following the registration default and at a rate equal to 0.50% per annum thereafter; provided that at no time shall the rate of special interest premium payable (including special interest premium payable pursuant to the following paragraph) exceed 0.50% per annum. If we are required to file a shelf registration statement and we request holders of the notes to provide the information called for by the registration rights agreement referred to herein for inclusion in the shelf registration statement, the notes owned by holders who do not deliver such information to us when required pursuant to the registration rights agreement will not be entitled to any such increase in the interest rate for any day after the shelf filing date. Upon (1) the consummation of the exchange offer after February 21, 2009, (2) the filing of a shelf registration statement after the Shelf Filing Date, or (3) the effectiveness of the shelf registration statement after the 210-day period described in clause (iii) above, the interest rate on the registrable notes from the day of such consummation, filing or effectiveness, as the case may be, will be reduced to the original interest rate set for the notes.

If a shelf registration statement is declared effective pursuant to the foregoing paragraphs, and if we fail to keep such shelf registration statement continuously (x) effective or (y) useable for resales for the period required by the registration rights agreement due to certain circumstances relating to pending corporate developments, public filings with the SEC and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 120 days (whether or not consecutive) in any twelve-month period (the 121st day being referred to as the “Default Day”), then from the Default Day until the earlier of (i) the date that the shelf registration statement is again deemed effective or is usable, (ii) May 27, 2010, or (iii) the date as of which all of the registrable notes are sold pursuant to the shelf registration statement, the special interest premium in respect of the registrable notes will accrue at a rate equal to 0.25% per annum for the first 90 calendar days following the Default Day and at a rate equal to 0.50% per annum thereafter; provided that at no time shall the rate of Special Interest Premium payable (including Special Interest Premium payable pursuant to the preceding paragraph) exceed 0.50% per annum.

If we fail to keep the shelf registration statement continuously effective or useable for resales pursuant to the preceding paragraph or we fail to keep the exchange offer registration statement effective in connection with the use of this prospectus by participating broker-dealers as contemplated under “Plan of Distribution,” we will give the holders notice to suspend the sale of the registrable notes or the exchange notes as the case may be and will extend the relevant period referred to above during which we are required to keep effective the shelf registration statement or the period during which participating broker-dealers are entitled to use this prospectus in connection with the resale of exchange notes by the number of days during the period from and including the date of the giving of such notice to and including the earlier of: (i) the date when holders will have received copies of the supplemented or amended prospectus necessary to permit resales of the registrable notes or the exchange notes, as the case may be, and (ii) the date on which we have given notice that the sale of the registrable notes or the exchange notes, as the case may be, may be resumed.

The registration rights agreement is governed by, and shall be construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is attached as an exhibit to the registration statement on Form F-4.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF EXCHANGE NOTES

This section of the prospectus summarizes the material terms of the indenture and the exchange notes. It does not, however, describe all of the terms of the indenture and the exchange notes. We refer you to the indenture, which has been filed as an exhibit to the registration statement on Form F-4. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section and in the sections entitled “The Exchange Offer” and “Form of Notes, Clearing and Settlement,” references to “we,” “us,” “the Company” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates. References to the “notes” include both the exchange notes and the original notes.

References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company, or DTC, or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Notes, Clearing and Settlement.”

General

The exchange notes will be identical in all material respects to the original notes, except that the exchange notes are registered under the Securities Act and will therefore not bear legends restricting their transfer.

We will issue the 2013 exchange notes and the 2018 exchange notes under an indenture dated as of May 27, 2008, between us and HSBC Bank USA, National Association, as trustee. References to the “notes” include both the exchange notes and the original notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended. This description of the notes is intended to be a useful overview of the material provisions of the notes and the indenture. Because this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights.

The 2013 exchange notes will be issued in an aggregate principal amount of up to $1,500,000,000 and the 2018 exchange notes will be issued in an aggregate principal amount of up to $1,500,000,000, subject to our ability to issue additional notes, which may be of the same series as the 2013 exchange notes or the 2018 exchange notes, as described below under “— Additional Notes.”

The indenture and the exchange notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us, and contain no financial or similar restrictions on us, except as described below under “— Negative Pledge” and “— Consolidation, Merger, Conveyance or Transfer.”

The notes will be issued in registered, book-entry form only without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt (including indebtedness and guarantees).

Payments of Principal and Interest

The 2013 exchange notes will mature on June 1, 2013, and will bear interest at a rate of 5.375% per annum. The 2018 exchange notes will mature on June 1, 2018, and will bear interest at a rate of 6.125% per annum. We will pay interest on the exchange notes semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2008, to the holders in whose names the exchange notes are registered at the close of business on the May 15 and November 15, respectively, immediately preceding the relevant interest payment date. Interest on the notes will accrue from the issuance date of the notes, or, from the most recent interest payment date on which the interest has been paid to (but excluding) the relevant interest payment date. The period beginning on the issuance date and ending on the first interest payment date and each successive period beginning on an interest payment date and ending on the next succeeding interest payment date is called an “Interest Period.” The amount of interest payable on the exchange notes for any Interest Period will be computed on the basis of a 360-day year of twelve 30-day months.

Unless previously redeemed or purchased by us and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. Interest will cease to accrue on the notes on the due date for their redemption, unless, upon such due date, payment of principal is improperly withheld or refused or if default is otherwise made in respect of payment of principal, in which case interest will continue to accrue on the notes at the rates set forth above, as the case may be, until the earlier of (a) the day on which all sums due in respect of such notes up to that day are received by the relevant holder or (b) the day falling seven days after the trustee has notified the holders of receipt of all sums due in respect of the such notes up to that seventh day, except to the extent that there is failure in the subsequent payment to the relevant holders following such notification.

We will pay principal of and interest on the notes in U.S. dollars. The notes will not be redeemable by us, except as described below under “— Redemption, Exchange and Purchase.”

If an interest payment date or the maturity date in respect of the notes is not a “Business Day” in the place of payment, we will pay interest or principal, as the case may be, on the next Business Day. Payments postponed to the next Business Day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a Business Day. The term “Business Day” means any day other than a Saturday or Sunday or a day on which applicable law authorizes or requires banking institutions in The City of New York, New York, Paris or Luxembourg or any place of payment to close.

Additional Notes

ArcelorMittal reserves the right, without the consent of the holders of the notes, to create and issue additional notes ranking equally with any series of the notes in all respects, so that such additional notes will be consolidated and form a single series with the relevant series of notes and will have the same terms as to status, redemption or otherwise as such series of the notes; provided, that such additional notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such note or the receipt of payments thereunder;

(B) the presentation of such note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such note (where presentation is required) for payment in the Relevant Jurisdiction, unless such note could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any note, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption, Exchange and Purchase

As explained below, we may redeem the notes before they mature. This means that we may repay them early. You have no right to require us to redeem the notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Redemption at the Option of the Company

We will have the right to redeem the notes of any series, in whole or in part from time to time, at our option, on at least 30 days’ but no more than 60 days’ prior written notice given to the registered holders of such series of notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points, in each case plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us, each of BNP Paribas Securities Corp., Goldman, Sachs & Co., J.P. Morgan Securities Inc., HSBC Securities (USA) Inc. (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The notice of redemption will state any conditions applicable to a redemption and the amount of notes of any series to be redeemed. If less than all the notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate.

Except as described under “— Redemption for Taxation Reasons,” the notes will not otherwise be redeemable by us at our option prior to maturity.

Redemption for Taxation Reasons

The notes may be redeemed, at our option, in whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective (i) in the case of us, on or after May 27, 2008 or (ii) in the case of any successor entity, on or after the date such successor entity becomes obligated under the notes or the indenture, with respect to any payment due or to become due under the notes or the indenture, we or the successor entity, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by us or the successor entity, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of us or any successor entity is not a reasonable measure for the purposes of this section; and provided, further that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which we, or any successor entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the notes were then due.

Prior to the giving of any notice of redemption of the notes pursuant to the foregoing, we or the successor entity, as the case may be, will deliver to the trustee:

(1) a certificate signed by a duly authorized officer stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by us or a successor entity, as the case may be, taking reasonable measures available to it; and

(2) an opinion of legal counsel of recognized standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any notes that are redeemed will be cancelled.

Offer to Purchase upon a Change of Control

Upon the occurrence of a Change of Control, unless we have exercised our right to redeem the notes as described under “— Redemption for Taxation Reasons” or under “— Redemption at the Option of the Company,” or unless the Change of Control Payment Date as described below would fall on or after the maturity date of the notes, the indenture provides that we will make an offer to purchase all or a portion of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to tender the notes in accordance with the terms of the Change of Control Offer prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent and instruct the paying agent in writing to pay an amount equal to the purchase price in respect of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

Upon receipt of the foregoing, the paying agent will promptly mail or wire to each holder of notes so tendered the purchase price for such notes, and the trustee, upon instruction by the Company and in accordance with the indenture, will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

We shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we shall comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The trustee is under no obligation to ascertain whether a Change of Control or any event that could lead to the occurrence of or could constitute a Change of Control has occurred, and until it has actual knowledge or express notice to the contrary, the trustee may assume that no Change of Control or other such event has occurred.

Exchange and Purchase

We may at any time make offers to the holders to exchange their notes for other bonds or notes issued by us or any other Person. In addition, we and any of our Subsidiaries or affiliates may at any time purchase notes in the open market or otherwise at any price.

Cancellation

All notes that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all notes redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The trustee will make its record of any such cancellation available for inspection to holders during its normal business hours.

Consolidation, Merger, Conveyance or Transfer

So long as any of the notes are outstanding, we will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which we are merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture, as provided for in the indenture, the due and punctual payment of the principal of and interest on the notes and the performance or observance of every covenant of the indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which we are merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

The indenture provides that so long as any of the notes remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such

Material Subsidiary (whether before or after the issue of the notes) other than Permitted Security, unless our obligations under the notes are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the notes of the affected series then outstanding.

Events of Default

Each of the following will be an event of default under the indenture:

(1) the default in any payment of principal on any note when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest, premium (if any) and Additional Amounts (if any), on any note when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the indenture and the default or breach continues for a period of 60 days or more after we receive written notice from the trustee as provided for in the indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be;

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary.

Upon the occurrence and continuation of any event of default as provided for in the indenture, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of the affected series may declare the principal amount of the outstanding notes of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which we call a declaration of acceleration, the notes of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding notes of the affected series may rescind a declaration of acceleration if an amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the indenture and all events of default with respect to the notes of such series, other than the failure to pay the principal and other amounts of notes of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if we breach any covenant or warranty under the indenture or the notes, the trustee may pursue any available remedy to enforce any provision of the notes or the indenture. The trustee may maintain a proceeding even if it does not possess any of the notes or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a note in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding notes of the relevant series must make a written request that the trustee take action because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•	No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding notes of that series.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the indenture.

Amendments and Waivers

The indenture may be amended or modified without the consent of any holder of notes in order to:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date thereof;

•	to comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act;

•	to provide for the issuance of exchange notes in accordance with the registration rights agreement;

•	to correct or add any other provisions with respect to matters or questions arising under this indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the notes in any material respect; or

•	to provide for the assumption by a successor company of our obligations under the notes and the indenture in the case of a merger or consolidation or sale of all or substantially all of our assets.

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the notes of the affected series then outstanding under the indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding notes of any series may waive any past default under the indenture, except an uncured default in the payment of principal of or interest on such series of notes or an uncured default relating to a covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

•	modify the stated maturity of the notes or the dates on which interest is payable in respect of the notes;

•	reduce or cancel the principal amount of, or interest on, the notes;

•	change the currency of payment of the notes;

•	impair the right of the holders of notes to institute suit for the enforcement of any payment on or after the date due;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any modification of or waiver of compliance with any provision of this indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, the Company will apply the following rules.

Only Outstanding Notes are Eligible

Only holders of outstanding notes will be eligible to participate in any action by holders. Also, the Company will count only outstanding notes in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be “outstanding” if it has been surrendered for cancellation or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, notes held by the Company or its affiliates are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If the Company or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee specifies if it sets the record date. The Company or the trustee, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding notes of any series issued thereunder, when either (i) all notes of that series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation, or all notes of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes of such series not delivered to the trustee for cancellation for principal and accrued interest and Additional Amounts, if any, to the date of maturity or redemption; (ii) we have paid or caused to be paid all sums payable by us under the indenture with respect to such series; and (iii) we have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes of such series at maturity or on the redemption date, as the case may be.

In addition, we must deliver a certificate signed by a duly authorized officer stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

The indenture will provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to any series of notes (except for, among other things, certain obligations to register the transfer or exchange of such series of notes, to replace temporary or mutilated, destroyed, lost or stolen notes of such series, to maintain an office or agency with respect to the notes of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the indenture, and any omission to comply with such obligations will not constitute a default (any event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the notes (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government securities, or both, applicable to the notes of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the notes of such series on the scheduled due dates therefor and (B) no event of default or default with respect to the notes of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes of such series to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the notes will be made by HSBC Bank USA, National Association, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global notes representing the notes are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the trustee and the paying agent will pay to the Company upon request any money held by them for the payment of principal of, premium or interest on the notes that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York.

Consent to Jurisdiction

We have irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture or the notes, and have agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the notes.

Concerning the Trustee

HSBC Bank USA, National Association, is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), as amended from time to time.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

A “Change of Control” shall be deemed to have occurred at each time that a Person (or a group of Persons acting in concert) other than one or more members of the Mittal Family controls or acquires control of us; provided that a Change of Control shall not be deemed to have occurred unless, within the Change of Control Period, (i) if our long-term, unsecured and unsubordinated indebtedness is rated by any one or more Rating Agencies, a Rating Downgrade in respect of that Change of Control occurs and, in the case only of such Rating Downgrade occurring within the Potential Change of Control Period, the relevant Rating Agency does not, within the Potential Change of Control Period, reverse such Rating Downgrade so that our long-term, unsecured and unsubordinated indebtedness has the same or a better credit rating attributed by such Rating Agency than before such Rating Downgrade occurred, or (ii) if our long-term, unsecured and unsubordinated indebtedness is not rated by any one or more Rating Agencies, a Negative Rating Event in respect of that Change of Control occurs; “control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Change of Control Period” means the period commencing on the earlier of (i) the date of the first public announcement of the relevant Change of Control having occurred and (ii) the first day of the Potential Change of Control Period, and ending 90 days after the date of the first public announcement of the relevant Change of Control having occurred (the “Initial End Date”), provided that if one or more Rating Agencies has on or prior to the Initial End Date publicly announced that it has placed the rating of our long-term, unsecured and unsubordinated indebtedness under consideration for rating downgrade (the “Placing on Credit Watch”), the Change of Control Period shall be extended to the earlier of (i) the later of (a) the date which falls 60 days after the date of the Placing on Credit Watch and (b) the Initial End Date or (ii) the date which falls 60 days after the Initial End Date.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means, with respect to the trustee, HSBC Bank USA, National Association, 10 East 40th Street, 14th floor, New York, NY 10016, Attn: Corporate Loan and Agency Group.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at May 27, 2008 or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after May 27, 2008 (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Fitch” means Fitch Inc., and its successors.

“Group” means our company and its Subsidiaries taken as a whole.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s), BBB− by S&P (or its equivalent under any successor rating category of

S&P) and BBB− by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Negative Rating Event” means we do not within the Change of Control Period obtain an investment grade rating for our long-term, unsecured and unsubordinated indebtedness from at least one Rating Agency.

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Potential Change of Control Period” means the period commencing on the date of the first public announcement of a potential Change of Control by us, or by any actual or potential bidder or any adviser thereto, and ending on the date of the first public announcement of the relevant Change of Control.

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets, recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a certificate of officers confirming the decision of our Board of Directors) to act as a replacement rating agency for Moody’s, S&P or Fitch or all of them, as the case may be.

“Rating Downgrade” means the credit rating previously assigned to our long-term, unsecured and unsubordinated indebtedness by any Rating Agency is (a) withdrawn or (b) is changed from investment grade to non-investment grade (for example, from BBB− to BB+ by S&P, or worse) or (c) if the credit rating previously assigned by the relevant Rating Agency was below investment grade, is lowered one rating notch (for example, from BB+ to BB by S&P), and such Rating Agency shall have publicly announced or confirmed in writing to us that such withdrawal or downgrade is principally the result of any event or circumstance comprised in or arising as a result of, or in respect of, the Change of Control or potential Change of Control.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, notes or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

FORM OF NOTES, CLEARING AND SETTLEMENT

Global Notes

The exchange notes will be issued in the form of registered notes in global form, without interest coupons (referred to as Global Notes). Upon issuance, each Global Note will be deposited with the trustee as custodian for The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note). Beneficial interests in a Global Note may be credited within DTC to Euroclear Bank S.A./N.V. (Euroclear) and Clearstream, Luxembourg Banking, société anonyme (Clearstream, Luxembourg) on behalf of the owners of such interests.

Investors may hold their interests in a Global Note directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Beneficial interests in a Global Note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

Interests in a Global Note will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of Participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Investors in the global notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations that are Participants or Indirect Participants in such system. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. The depositaries, in turn, will hold interests in the global notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in the global notes, including those held through Euroclear or Clearstream, Luxembourg, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg will also be subject to the procedures and requirements of these systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent.

Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof for any purpose.

Payments in respect of the principal of and premium, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the trustee or any agent of the Company or the trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of beneficial ownership interests in, the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes, or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

We understand that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global note from a Participant in DTC will be credited and reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. DTC has advised ArcelorMittal that cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

We understand that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither ArcelorMittal nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that ArcelorMittal believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depositary, and in each case we fail to appoint a successor depositary within 90 days of such notice;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture subject to the procedures of the depositary;

•	if there shall have occurred and be continuing an event of default (as defined in the indenture) with respect to the notes (see “Description of Exchange Notes”), and DTC representing a majority in aggregate principal amount of the then outstanding notes so advises the trustee in writing.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

TAXATION

The following summary of certain Luxembourg and U.S. federal income tax considerations is based on the advice of Bonn Schmitt Steichen, with respect to Luxembourg taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, with respect to U.S. federal income taxes. This summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to participate in the exchange offer. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective investors participating in the exchange of notes should consult their own tax advisers as to the Luxembourg, United States or other tax consequences of the ownership and disposition of the exchange notes and the exchange of original notes for exchange notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

Prospective purchasers of the notes are advised to consult their own tax advisers as to the consequences under the tax laws of the country of which they are residents of the purchase, ownership and disposition of the exchange notes and the exchange of original notes for exchange notes. The following is a general description of certain tax laws relating to the notes as in effect and as applied by the relevant tax authorities on the date hereof and does not purport to be a comprehensive discussion of the tax treatment of the notes.

Exchange of original notes for exchange notes

No specific Luxembourg tax, such as, for example, registration tax or stamp duty, will be levied on the exchange of the notes. Interest payments made following the exchange of the notes will be taxed as per the descriptions below.

Luxembourg tax residency of the holders of the notes

A holder of the notes will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding of the notes, or the execution, performance, delivery and/or enforcement of the notes (holding of the notes includes receipt of interest and repayment of the principal).

Withholding tax

As a general rule, there is no withholding tax for Luxembourg residents and non resident holders of the notes on payments of interest (including accrued but unpaid interest) in respect of the notes, nor is any Luxembourg withholding tax payable on payments received upon repayment of the principal or upon an exchange of notes except that in certain circumstances a withholding tax may be required to be made upon payments of interest pursuant to European Council Directive 2003/48/EC (the “Tax Savings Directive”) i.e. mainly for payments made to individuals. Under the Tax Savings Directive, each EU Member State (a “Member State”) generally must provide to the tax authorities of another Member State details of interest payments or similar income paid by a Paying Agent within its jurisdiction to a Residual Entity or to or for an individual (the “Beneficial Owner”) resident in the latter Member State, although certain Member States are entitled to apply a withholding tax system during a transitional period. The transitional period commenced July 1, 2005 and will terminate at the end of the first full fiscal year after the EU and certain non-EU states reach an agreement on the exchange of such information. The Tax Savings Directive was implemented into Luxembourg law by a law of June 21, 2005 which is in effect as of July 1, 2005. Due to certain bilateral agreements, relevant dependant and associated territories and certain non-EU States apply similar measures as of the same date.

According to the law of June 21, 2005 and bilateral agreements with several dependant and associated territories and certain non-EU States, during the transitional period, a Luxembourg Paying Agent may be required to withhold taxes on interest payments to Residual Entities or to Beneficial Owners who reside in an EU Member State or relevant dependant and associated territories at a rate of 15% (the rate will increase to 20% on July 1, 2008 and to 35% on July 1, 2011), unless the Beneficial Owner has opted for an exchange of information or has provided a tax certificate.

For the purpose of this section, the terms “Paying Agent,” “Interest” and “Beneficial Owner” shall mean respectively “agent payeur,” “intérêt” and “bénéficiaire économique” as these terms are defined in the law of June 21, 2005, and “Residual Entity” shall refer to the entities described in article 4.2 of the same law.

Another exception has been implemented by a law of December 23, 2005, effective as of January 1, 2006, Luxembourg, which introduced a withholding tax of 10% for interest payments made to Luxembourg individual residents by a Luxembourg paying agent.

Taxation of the holders of the notes

Taxation of Luxembourg non-residents

Holders of the notes who are non-residents of Luxembourg and who have neither a permanent establishment nor a fixed base of business in Luxembourg with which the holding of the notes is connected are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon the redemption of the notes, or realize capital gains on the sale of any notes.

Taxation of Luxembourg residents — General

Holders of the notes who are residents of Luxembourg, or non-resident holders of the notes who have a permanent establishment or a fixed base of business in Luxembourg with which the holding of the notes is connected, must, for income tax purposes, include any interest received in their taxable income. They will not be liable to any Luxembourg income tax on repayment of principal.

For individuals resident in Luxembourg, the 10% tax withheld at source constitutes a final taxation.

Luxembourg resident individuals

Luxembourg resident individuals who are holders of the notes or non-resident individual holders of the notes who have a fixed base of business with which the holding of the notes is connected are not subject to taxation on capital gains upon the disposal of the notes, unless the disposal of the notes precedes the acquisition of the notes or the notes are disposed of within six months of the date of acquisition of these notes. Upon redemption of the notes, individual Luxembourg resident holders of the notes or non-resident holders of the notes who have a fixed base of business with which the holding of the notes is connected must however include the portion of the redemption price corresponding to accrued but unpaid interest in their taxable income.

Luxembourg resident companies

Luxembourg resident companies (sociétés de capitaux) that are holders of the notes or foreign entities of the same type which have a permanent establishment in Luxembourg with which the holding of the notes is connected, must include in their taxable income the difference between the sale price (including accrued but unpaid interest) and the lower of the cost or book value of the notes sold or converted.

Luxembourg resident companies benefiting from a special tax regime

Holders of the notes who are holding companies subject to the law of July 31, 1929 or undertakings for collective investment subject to the law of December 20, 2002 are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e., corporate income tax, municipal business tax and net wealth tax) other than the subscription tax calculated on their share capital or net asset value.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder of the notes, unless (i) such holder is a Luxembourg resident company or (ii) the notes are attributable to an enterprise or part thereof which is carried on in Luxembourg through a permanent establishment or (iii) the notes are attributable to a fixed base of business in Luxembourg of their holder.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by holders of the notes as a consequence of the issuance of the notes, nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or exchange of the notes.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the notes or in respect of the payment of interest or principal under the notes or the transfer of the notes.

No gift, estate or inheritance tax is levied on the transfer of the notes upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

United States Federal Taxation

In general, a United States person who holds the exchange notes or owns a beneficial interest in the exchange notes will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source or

•	a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Neither the registration of the original notes pursuant to our obligations under the registration rights agreement nor the U.S. holder’s receipt of exchange notes in exchange for original notes will constitute a taxable event for U.S. federal income tax purposes. The exchanging U.S. holder will retain the tax basis in the exchange notes that the holder had in the original notes, and a U.S. holder’s holding period for the exchange notes will include such U.S. holder’s holding period for the original notes before such original notes were registered.

If you are a United States person, the interest you receive on the exchange notes will generally be subject to United States taxation and will generally be considered ordinary foreign source interest income on which you will be taxed in accordance with the method of accounting that you use for tax purposes. When you sell, exchange or otherwise dispose of the exchange notes, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the exchange notes. Your tax basis in an exchange note generally will equal the cost of the original note to you exchanged for the exchange note. If you are an individual and the exchange note being sold, exchanged or otherwise disposed of is a capital asset held for more than one year (taking into account the holding period of an original note exchanged for an exchange note), you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations. Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the exchange notes generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•	you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the exchange notes generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with exchange note payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the exchange notes. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

An exchange note held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 45 days from the last date on which original notes are accepted for exchange, we will amend or supplement this prospectus, if requested by any broker-dealer for use in connection with any resale of exchange notes received in exchange for original notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.

Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 45 days from the last date on which original notes are accepted for exchange, we will promptly send additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests those documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify any broker-dealer as a holder of the exchange notes against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes offered hereby will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel. Certain matters of Luxembourg law relating to the exchange notes will be passed upon by Bonn Schmitt Steichen, our Luxembourg counsel.

EXPERTS

The 2007 consolidated financial statements and the retrospective adjustments to the 2005 and 2006 financial statement disclosures appearing in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008 incorporated by reference herein, and the effectiveness of ArcelorMittal’s internal control over financial reporting included in our 2007 Form 20-F incorporated by reference herein, have been audited by Deloitte S.A., as stated in their reports set forth therein and incorporated by reference herein (which reports (1) expresses an unqualified opinion on the 2007 consolidated financial statements and includes an explanatory paragraph referring to retrospective adjustments to the 2005 and 2006 disclosures for a change in the composition of reportable segments, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Mittal Steel Company N.V. (predecessor entity of ArcelorMittal) and subsidiaries as of and for the years ended December 31, 2005 and 2006 and the retrospective adjustment to the 2006 financial statements related to the acquisition of Arcelor , except for the consolidated financial statements of Arcelor and its subsidiaries (a consolidated subsidiary) (except for Dofasco, Inc., Belgo Siderurgia S.A., Companhia Siderúrgica Tubarão S.A., Sol Coqueria Tubarão S.A., Acindar Industria Argentina de Aceros S.A., Arcelor España S.A., Arcelor Largos Perfiles, and Laminados Velasco S.L., consolidated subsidiaries of Arcelor, whose consolidated financial statements for the period from August 1, 2006 to December 31, 2006, were audited by Deloitte Accountants B.V.), included in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008 and incorporated by reference herein, have been audited by Deloitte Accountants B.V. as stated in their report set forth therein and incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the retrospective adjustments to the 2006 financial statements related to the acquisition of Arcelor). Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Arcelor, prepared on the basis of IFRS (consolidated with those of the Company and not separately incorporated by reference herein), as of December 31, 2006, and for the period from August 1, 2006 to December 31, 2006, have been audited by KPMG Audit S.à r.l., as stated in their report which is included in our Report of Foreign Private Issuer on Form 6-K dated September 22, 2008 and is incorporated by reference herein (which report expresses a qualified opinion because the omission of comparative financial information is not in conformity with IFRS and contains an explanatory paragraph stating that the consolidated financial statements are based on historical values of Arcelor’s assets and liabilities prior to its acquisition by Mittal Steel and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel as a result of such acquisition). Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

All of the foregoing firms are independent registered public accounting firms.

ISSUER

ArcelorMittal
19, Avenue de la Liberté, L-2930 Luxembourg,
Grand Duchy of Luxembourg

TRUSTEE, REGISTRAR, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

HSBC Bank USA, National Association
Corporate Trust & Loan Agency
2 Hanson Place, 14th Floor
Brooklyn, New York 10217-1409
United States

LEGAL ADVISORS TO THE ISSUER

As to United States Law	As to Luxembourg Law
Cleary Gottlieb Steen & Hamilton LLP	Bonn Schmitt Steichen
12 rue de Tilsitt	44 rue de la Vallée
75008 Paris	BP 522, L-2015 Luxembourg
France	Grand Duchy of Luxembourg